As filed with the Securities and Exchange Commission on June 22, 2000. Registration No. 333-36376

==============================================================================

                  U.S. Securities and Exchange Commission
                           Washington, D.C. 20549


                                  FORM SB-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              (AMENDMENT NO. 1)

                        CYBERTEL COMMUNICATIONS CORP.
                        -----------------------------
                 (Name of small business issuer in its charter)


         Nevada                    513310                     86-0862532
         ------                    ------                     ----------
(State or jurisdiction of     (Primary Standard Industrial  (I.R.S.Employer
incorporation or organization) Classification Code Number) Identification No.)


                  4320 La Jolla Village Drive, Suite 205
                         San Diego, California 92122
                                (858) 646-7410
                                --------------
  (Address and telephone number of principal executive offices)

                    4320 La Jolla Village Drive, Suite 205
                      San Diego, California 92122
                                (858) 646-7410
                                --------------
                      (Address of principal place of business
                      or intended principal place of business)

                              Richard D. Mangiarelli
                    4320 La Jolla Village Drive, Suite 205
                         San Diego, California 92122
                                (858) 646-7410
                                --------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                           Branden T. Burningham, Esq.
                          455 East 500 South, Suite 500
                            Salt Lake City, Utah 84111
                                 (801) 363-7411

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

==============================================================================

                          CALCULATION OF REGISTRATION FEE

Title of
Each                             Proposed       Proposed
Class of                         Maximum        Maximum
Securities          Amount       Offering       Aggregate        Amount of
to be               to be        Price per      Offering         Registration
Registered          Registered   Share (1)      Price (1)        Fee
----------          ----------   ---------      ---------        ---

Common Stock,          49,451    $8.75        $   432,696.25     $  114.23
$0.001 par value       shares

Common Stock        2,250,000    $8.75        $19,687,500.00     $5,197.50
underlying         shares (2)
convertible
securities (2)

TOTAL. . . . . . .  2,299,451    $8.75      $20,120,196.25    $5,311.73
                    shares
==============================================================================

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act on the basis of the average of the bid and asked price of our common stock as quoted on the OTC Electronic Bulletin Board on May 5, 2000.

(2) Represents shares issuable upon conversion of the Company's 6% Convertible Series A Preferred Stock and the exercise of warrants to purchase shares of the Company's 6% Convertible Series A Preferred Stock and shares of the Company's common stock. The Company has agreed to register 200% of the estimated initial conversion amount of the shares and exercise amount of the warrants to provide for the possibility of a reduction in the market price for the shares prior to the conversion of the 6% Convertible Series A Preferred Stock and/or the exercise of the Company's warrants. Any shares of common stock not issued on the conversion or exercise will be removed from registration by post-effective amendment to this Registration Statement. In accordance with Rule 416 under the Securities Act of 1933, as amended, also includes such indeterminate number of additional shares of common stock as may become issuable upon conversion of such 6% Convertible Series A Preferred Stock or exercise of such warrants (i) resulting from any adjustment in the applicable conversion price of such preferred shares or the exercise price of such warrants or (ii) to prevent dilution resulting from stock splits or stock dividends.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         Cybertel Communictions Corp.
                       2,299,451 Shares of Common Stock

          This prospectus covers an aggregate of 2,299,451 shares of our common stock, which will be sold, from time to time, by some of our stockholders. Some of these stockholders have previously received the shares of common stock from us. The number of shares that our selling stockholders may sell also includes (i) shares of common stock that one of the stockholders, Adara Investors LLC, will receive if it converts its shares of our 6% Convertible Series A Preferred Stock; and (ii) shares of common stock that Adara will receive if it exercises warrants to purchase shares of our common stock. We are registering the resale of currently outstanding shares of our common stock and shares of common stock that will be issued upon the conversion of the 6% Convertible Series A Preferred Stock and upon the exercise of the warrants. Unless otherwise indicated, the share calculations in this prospectus do not take into account the issuance of any shares of common stock upon conversion of the Preferred Stock or exercise of the warrants.

          We will not receive any money from the stockholders when they sell their shares of common stock. We have agreed to pay all costs and expenses relating to the registration of our common stock, but any stockholders who sell their shares shall be responsible for any related commissions, taxes, attorney's fees and related charges in connection with the offer and sale of these securities. The stockholders may sell all or a portion of the shares registered by this registration statement in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. The stockholders may sell their common stock through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the stockholders.

          Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD"), under the symbol "CYTP." On May 5, 2000, the price of our common stock as quoted on the OTC Bulletin Board was $8.25.

          These securities involve a high degree of risk. See the caption "Risk Factors," beginning on page 4 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

          You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of the prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

          The date of this prospectus is June 28, 2000.

                           TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . 3

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

Determination of Offering Price and Dilution  . . . . . . . . . . . . .10

Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . 11

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . 13

Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .15

Directors, Executive Officers, Promoters and Control Persons . . . . . 15

Security Ownership of Certain Beneficial Owners and Management . . . . 17

Description of Securities . . . . . . . . . . . . . . . . . . . . . . .19

Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . .19

Disclosure of Commission Position on Indemnification for Securities . .20 Act Liabilities

Description of Business . . . . . . . . . . . . . . . . . . . . . . . .21

Management's Discussion and Analysis or Plan of Operation . . . . . . .39

Description of Property . . . . . . . . . . . . . . . . . . . . . . . .42

Certain Relationships and Related Transactions . . . . . . . . . . . . 42

Market for Common Equity and Related Stockholder Matters . . . . . . . 44

Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . 45

Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 47

Changes in and Disagreements with Accountants on Accounting and . . . .62
Financial Disclosure

                          AVAILABLE INFORMATION

          We file periodic reports with the Securities and Exchange Commission. These documents may be inspected and copied at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for additional information. Our Commission filings are also available from the Commission's web site: http://www.sec.gov.

          We have filed a registration statement with the Commission on Form SB-2, under the Securities Act of 1933, with respect to the securities described in this prospectus. This prospectus is filed as part of the registration statement. It does not contain all of the information set forth in the registrations statement and the exhibits and schedules filed with it. For further information about us and the common stock described by this prospectus, we refer you to the registration statement and to the exhibits and schedules filed with it. Copies of these documents may be inspected at or obtained from the Public Reference Branch.

                             PROSPECTUS SUMMARY

                        CYBERTEL COMMUNICATIONS CORP.
                        -----------------------------

          Since this is a summary of the terms of the common stock described in this prospectus, it does not contain all of the information that may be important to you. This prospectus contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that the forward-looking statements contained in this prospectus are within the meaning of the safe harbor provided by Section 27A of the Securities Act of 1933. Forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that could cause actual results, financial or operating performance to differ from the future results, financial or operating performance or achievements expressed or implied by such forward-looking statements. You should read the following summary and the "Risk Factors" section along with the more detailed information , financial statements and the notes to the financial statements appearing elsewhere in this prospectus before you decide whether to purchase the common stock described in this prospectus.

                                 The Company
                                 -----------

          Cybertel Communications Corp. is a provider of long distance voice and data telecommunications services. We use the network switching and transport facilities of Tier I long distance providers such as MCI/WorldCom; Level 3 Communications; and Bell Atlantic Network Services, Inc., to provide a broad array of integrated long distance telecommunications services such as long distance, calling cards, paging and wireless communications seamlessly and reliably.
                                   3

                           The Offering
                           ------------

Securities offered by us . . .  None

Securities that may be sold
by our stockholders . . . . . . 2,299,451 shares of our common stock.

Use of proceeds . . . . . . . . We will not receive any money from any stockholders when they sell their shares of common stock.

Offering Price . . . . . . . . .Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent . . . . . . . . .Pacific Stock Transfer Company, 5844 South
                                Pecos Road, Suite D, Las Vegas, Nevada 89120, serves as the transfer agent and registrar for our outstanding securities.


                             RISK FACTORS
                             ------------

           An investment in shares of our common stock is very speculative and involves substantial risks. In addition to the general investment risks and other information in this prospectus, you should carefully consider the following factors before making an investment decision.

          We Have a Limited Operating History.
          ------------------------------------

          Cybertel was incorporated in June, 1996 for the purpose of engaging in any lawful activity. Our plan of operations calls for us to create an international, facilities-based communications network. However, we are still in a formative stage. You should be aware that new businesses in a highly competitive industry normally encounter many difficulties. It is not clear that we will succeed with our business plans or in marketing our products and services. As a consequence, we can not assure you that we will be able to operate profitably in the future.

          We Have Had Negative Operating Results.
          ---------------------------------------

          Cybertel is still a development stage company. We have not yet earned an annual profit. Our gross revenues and net losses for the three calendar years ended December 31, 1999, are shown below:

     Year ended                Gross                    Net
     December 31,              Revenues                 Loss
     ------------              --------                 ----

         1997                    $   25,962             $   72,405
         1998 (Restated)         $2,572,731             $1,216,792
         1999                    $3,105,570             $2,250,265


          During the three months ended March 31, 2000, we lost an additional $1,353,313, on gross revenues of $86,604.

          We may continue to report losses on an annual basis and our business may never be profitable.

          Any substantial downturn in economic conditions or any significant price decreases in the telecommunications industry could hurt our business. Economic conditions such as inflation may also make attractive financing rates unavailable to us or our customers and may hurt our business. Deflation may also reduce our income if our costs of providing services increase from the time that we sell the services until the time that we provide them.

         We Operate in a Highly Competitive Industry.
         --------------------------------------------

         We will be operating in a highly competitive industry. Most of our competitors have much more experience in the industry and have many more assets and customers than we have. As a result, we may not be able to compete successfully in the telecommunications industry. See the caption "Competitive Business Conditions" of this prospectus.

         We Are Subject to Governmental Regulation.
         ------------------------------------------

          Internet service providers ("ISP" or "ISPs") are generally considered to be "enhanced service providers" within the United States and are presently exempt from federal and state regulations governing common carriers. However, this is an expanding medium that may be the subject of future
regulation by federal and state agencies.   In April, 1998, the Federal
Communications Commission (the "FCC") indicated that it will examine whether certain forms of "phone-to-phone" Internet protocol are information services or telecommunication services. In September, 1999, the FCC initiated a notice of inquiry regarding voice or Internet telephony (both computer-to-computer and phone-to-phone Internet telephony), seeking comment on the availability of Internet telephony, the extent to which it has begun to replace traditional telecommunications services, the percentage of disabled persons who utilize Internet telephony and whether it falls under the purview of Section 255 of the Telecommunications Act of 1996 (the "Telecommunications Act"). Also, in 1998, two regional bell operating companies advised Internet telephony providers that these companies would impose access charges on Internet telephony traffic. The Public Utilities Commissions of Nebraska and Colorado have dismissed petitions regarding these companies, but Nebraska has indicated that it will hold a public hearing to consider and seek comment on the following issues: (1) whether its preliminary finding that traffic to ISPs is "local" in nature is correct; (2) how carriers should compensate each other for calls placed to ISPs; (3) whether interexchange carriers providing Internet telephony must pay intrastate access charges; and (4) whether ISPs and providers of Internet telephony should contribute to the state's universal service fund. We can not presently assess the potential adverse effects, including the possibility of charging for the use of Internet telephone use, that any such regulation may have.

         We Rely Heavily on Existing Management.
         ---------------------------------------

         Our operations depend primarily upon the experience and expertise of Richard Mangiarelli (Chief Executive Officer, President and director) and Paul Mills (Chairman of the Board and Secretary). The loss of either Mr. Mangiarelli or Mr. Mills would seriously impede our operations.

          We also depend on our ability to attract and retain qualified management, administrative and sales personnel to support our anticipated growth. We can not assure you that we will be able to attract qualified personnel. We carry $1,000,000 in key man insurance on the life of Mr. Mangiarelli. We do not have key man insurance on the lives of our other officers. We have entered into employment contracts with Mr. Mangiarelli and with James D. Boring and Richard Schmidt. Each of these employment contracts contains an Exhibit 1 titled "Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement." Under these agreements, Messrs. Mangiarelli, Boring and Schmidt agreed not to engage in or have a financial interest in any activity or business that competes with our business.

          Technology in Our Industry Evolves Rapidly.
          -------------------------------------------

          The telecommunications industry is characterized by rapidly evolving technology. We believe that our success will depend on our ability to offer timely new services based on evolving technologies and industry standards. We intend to develop new services. However, we may not be able to develop these new services or to obtain new technologies on favorable terms. In addition, the market may not accept these services and technologies. Our competitors may develop products or services that are technologically superior to ours or that achieve greater market acceptance. Our competitors' development of any superior technology, or our inability to successfully respond to such a development, could make our existing products or services obsolete and could hurt our business.

          We Do Not Expect to Pay Dividends on Our Common Stock.
          ------------------------------------------------------

          We have never paid any cash dividends on our common stock. We do not expect to pay any dividends in the foreseeable future.

          The Holders of our Preferred Shares Have a Dividend Preference.
          ---------------------------------------------------------------

          Even if we decide to pay dividends on our common stock in the future, we must pay all accrued dividends to the holders of our Series A 6% Convertible Preferred Stock first. This makes it even less likely that we will pay dividends to our common stock holders in the foreseeable future. See the heading "General" under the caption "Description of Business" and the heading "Dividends" under the caption "Market for Common Equity and Related Stockholder Matters."

          Shares Eligible for Future Sales.
          ---------------------------------

          Of the 4,713,468 currently issued and outstanding shares of our common stock, approximately 2,717,239 are freely tradeable, and approximately 1,996,229 are "unregistered" and "restricted" securities. Our restricted securities are restricted from resale other than through a transaction complying with the provisions of Rule 144, adopted under the Securities Act of 1933, or some other exemption from registration. Of our 1,996,229 "unregistered" and "restricted" securities, approximately 585,600 have been held for over one year and are eligible for resale under Rule 144.

          Under Rule 144, if certain information about the operating and financial affairs of the Company is publicly available, stockholders who have held restricted securities for a period of one year may sell in any three month period up to:

               the greater of 1% of our outstanding common stock; or

               the average weekly reported volume of common stock trading during the four calendar weeks preceding the filing of a notice of proposed sale.

          Under Rule 144(k), non-affiliates may make unlimited sales of restricted stock if they have held their shares for two years, regardless of the other Rule 144 requirements. Future sales of our shares under Rule 144 could depress the market price of our common stock.

          We Are in Default of a Registration Rights Agreement.
          -----------------------------------------------------

          We have prepared this prospectus, and have registered the shares that the selling stockholders are selling, in accordance with a Registration Rights Agreement that we have executed with Adara Investors LLC, a Delaware limited liability company. The Registration Rights Agreement requires us to pay $60,002 to Adara for every 30 days that we are in default of the Registration Rights Agreement. We are currently in default, and will be required to make at least one penalty payment to Adara. See the caption "Description of Business" for a full discussion of our agreement with Adara.

          Our Directors and Officers May Face Conflicts of Interest.
          ----------------------------------------------------------

          Although they have no present plans to do so, our directors and officers may become officers, directors, controlling shareholders or partners of other entities engaged in a variety of businesses. Their involvement in these activities may create conflicts of interest over use of time and corporate opportunity.

          The Market Value of Our Common Stock Has No Relation to Its Book
Value.
------

          There is no correlation between the market price of our common stock and its book value. As of December 31, 1999, the net book value of a share of our common stock was $(0.02). The average closing bid price of a share of our common stock during the quarterly period ending on that date was $5.3125 per share. This price does not necessarily bear any relationship to our asset value, net worth or other established criteria of value. You should not consider it to be the actual value of Cybertel or our common stock. Based on this "book value" determination of the value of our common stock, it is highly overvalued. We can not assure you that present or future stockholders will be able to resell their shares at a profit.

          The Limited Market for Our Shares Will Make Their Price More
Volatile.
---------

          The market for our common stock is very limited. A larger market may never develop or be maintained. The market for our common stock is likely to be volatile and many factors may affect the market. These include, for example:

          Our success, or lack of success, in marketing our products and services;

          Competition;

          Governmental regulations; and

          Fluctuations in operating results.

          The stock markets have experienced, and will probably continue to experience, extreme price and volume fluctuations. These fluctuations have affected the market price of many small capital companies' shares, and have often been unrelated to the companies' operating results. These broad market fluctuations, as well as general economic and political conditions, may decrease the market price of our common stock in any market that develops.

          Our Stock May be Considered "Penny Stock."
          ------------------------------------------

          Our common stock may be deemed to be "penny stock" as that term is defined in Reg. Section 240.3a51-1 of the Securities and Exchange Commission. Penny stocks are stocks:

               with a price of less than five dollars per share;

               that are not traded on a "recognized" national exchange;

               whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still have a price of five dollars or more; or

               in issuers with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than $6,000,000 for the last three years.

          Subject to compliance with applicable listing standards, we plan to attempt to qualify for listing on NASDAQ. However, our common stock is currently traded on the OTC Bulletin Board of the NASD.

          Section 15(g) of the 1934 Act, and Reg. Section 240.15g-2 of the Securities and Exchange Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. We urge potential investors in our common stock to obtain and read this disclosure carefully before purchasing any shares of "penny stock."

          Reg. Section 240.15g-9 of the Securities and Exchange Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

               obtain from the investor information about his or her financial situation, investment experience and investment objectives;

               reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has enough knowledge and experience to be able to evaluate the risks of penny stock transactions;

               provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and

               receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

          Compliance with these requirements may make it harder for investors in our common stock to resell their shares to third parties.

          We Will Face Many Risks in Executing Our Growth Strategy.
          ---------------------------------------------------------

          A principal component of our growth strategy is to build a telecommunications network in the United States. Our ability to do this depends on a number of factors, including:

               the availability of attractive opportunities;

               our ability to acquire these opportunities on economically feasible terms;

               our ability to obtain the money necessary to finance our acquisition of facilities and to cover any necessary sales, marketing and operation expenses;

               our ability to market and sell services; and

               our ability to manage rapidly growing operations effectively and to our customers' satisfaction.

          We can not assure you that we will be successful in any of these areas.

                         USE OF PROCEEDS
                         ---------------

          We will not receive any part of the proceeds from our stockholders' sale of our common stock.

                 DETERMINATION OF OFFERING PRICE AND DILUTION
                 --------------------------------------------

          We will not receive any money from the stockholders when they sell their shares of common stock. The stockholders may sell all or part of their common stock in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. Because we can not accurately predict the prices of such sales, we can not accurately estimate the amount of any dilution that may result from the purchase of these shares. However, the net tangible book value of our common stock on December 31, 1999, was $(0.02) per share. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding.

          You should not ascribe any value to our common stock, since we lack any established public market for these securities and they have a negative tangible book value. You should also be aware of our limited operating history and revenues, lack of profits and dividends, and the other risk factors discussed in this prospectus. You will probably suffer significant dilution of the value you may ascribe to the shares you receive under this prospectus.

          Any public market for our common stock may be less than the sales price of the shares sold by our stockholders. Purchasers face the risk that their shares will not be worth what they paid for them.

                     SELLING SECURITY HOLDERS
                     ------------------------

          The following table shows the following information for our selling stockholders:

     The number of shares of our common stock that they beneficially owned as of May 22, 2000 and that are covered by this prospectus; and

     The number of shares to be retained after this offering, if any.


                                               Common Stock (1)
                                               ----------------

                                     Number of Shares
                                     Owned Prior to     Number of Shares
                                     and Registered     Beneficially Owned
Name of Selling Stockholder          in the Offering    after the Offering(2)
---------------------------          ---------------    ------------------

Adara Investors LLC                  2,250,000 (3)                -0-

Jerry L. Adams                             750                    -0-

James A. Boston                          1,688                   1,520

Loretta I. Cook                          2,060                   2,000

Ryan D. Cravens                          1,031                   2,000

Nerese S. Crayton                          275                    -0-

Frank Grubb                                750                    -0-

Lois C. Hull                               412                    -0-

Randy P. Masciarelli                       137                    -0-

Douglas W. Miller                        5,329                   2,500

Mark F. Miller                             700                    -0-

Daniel J. Sevier                         3,841                   3,500

Richard D. Simpson                         549                   1,200

David R. Strawn                          1,000                    -0-

Mark E. Stutzman                         1,099                   3,074

Symbion, Ltd.                           14,707                    -0-

Thomas E. Thompson                         563                   1,000

Eric M. Tice                               100                     100

Lauren M. Tice                             100                      50

Thomas M. Tice                           1,860                   2,000

Jimmy Villalobos                        12,500                  50,000


          (1) We assume that none of the selling stockholders will purchase any shares in this offering.

          (2) This assumes the sale of all shares being registered.

          (3) Consists of (i) up to 1,500,000 shares issuable upon the conversion of our 6% Convertible Series A Preferred Stock; and (ii) 750,000 shares issuable upon the exercise of warrants. Adara Investors LLC will receive the shares offered by this prospectus upon conversion of our 6% Convertible Series A Preferred Stock or exercise of the warrants.

          On February 15, 2000, we entered into an agreement with Adara.
Under the Agreement, we issued shares of 6% Convertible Series A Preferred Stock and warrants. The estimated number of shares that we can issue upon conversion of the 6% Convertible Series A Preferred Stock is based on an estimated conversion price of $8.33 per share of common stock. The actual number of shares of common stock issuable upon conversion of the 6% Convertible Series A Preferred Stock is indeterminable. It is subject to adjustment and could be materially less or more than the estimated number, depending on factors that we can not predict, including the future market price of the common stock. The 1,500,000 shares registered for issuance upon conversion of the 6% Series A Preferred Stock represents 200% of the total amount of shares that we believe we will issue to Adara in the conversion. We will deregister any shares that we do not actually issue in the conversion and will not issue those shares to Adara.

          The number of outstanding shares of our common stock may increase due to a stock split, dividend or antidilution adjustments. As a result, the number of shares of common stock issuable upon such conversion or exercise and subject to this prospectus is indeterminate. This prospectus relates to the resale of the entire indeterminate number of shares of common stock.

                       PLAN OF DISTRIBUTION
                       --------------------

          We are registering the shares of our common stock covered by this prospectus.

          We will pay the costs, expenses and fees of registering the common stock. Our stockholders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of their shares.

          Our stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. Any of these prices may change. Our stockholders may sell some or all of their common stock through:

               Ordinary broker's transactions, which may include long or short sales;

               Purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

               Market makers or into an existing market for the common stock;

               Transactions in options, swaps or other derivatives; or

               Any combination of the selling options described in this prospectus, or by any other legally available means.


          In addition, our stockholders may enter into hedging transactions with broker-dealers, who may engage in short sales of our common stock in the course of hedging the positions they assume. Finally, our stockholders may enter into options or other transactions with broker-dealers that require the delivery of our common stock to those broker-dealers. Subsequently, the shares may be resold under this prospectus.

          In their selling activities, our stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, and its rules and regulations, including Regulation M. These rules may limit the timing of our stockholders' sales.

          Those of our stockholders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act of 1933. If any broker-dealer or any of our stockholders qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Section 154 of the Securities Act of 1933.

          In conjunction with sales to or through brokers, dealers or agents, our stockholders may agree to indemnify those brokers, dealers or agents against liabilities arising under the Securities Act of 1933. We do not know of any existing arrangements between our stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

          In addition to selling their common stock under this prospectus, our stockholders may:

               Transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or

               Sell their common stock under Rule 144 of the Securities Act of 1933, if the transaction meets the requirements of Rule 144.

          We have advised our stockholders that, during the time each is engaged in distribution of their common stock, each much comply with Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. They must do all of the following under those rules:

               Not engage in any stabilization activity in connection with our common stock;

               Furnish each broker who may be offering our common stock on behalf of our stockholders the number of copies of this prospectus required by each broker; and

               Not bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock, other than as permitted under the Securities Exchange Act of 1934.

          Any of our stockholders who may be "affiliated purchasers," as defined in Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and us for the purposes of Regulation M.

          To the extent required by the Securities Act of 1933, a supplemental prospectus will be filed, disclosing:

               The name of any such broker-dealers;

               The number of securities involved;

               The price at which such securities are to be sold;

               The commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

               That such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

               Other facts material to the transaction.

          There is no assurance that any of our stockholders will sell any of our common stock.


                        LEGAL PROCEEDINGS
                        -----------------

         Cybertel was a party to Case No. EC18601. The case was dismissed by the Superior Court of the State of California for the County of San Diego on December 10, 1999. For a description of this proceeding, see the heading "Changes in Control" of the caption "Security Ownership of Certain Beneficial Owners and Management."

          To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against us. No director, executive officer or other person who may be deemed to be an "affiliate" of Cybertel or owner of record or beneficially of more than five percent of its common stock is a party adverse to Cybertel or has a material interest adverse to Cybertel in any proceeding.

   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
   ------------------------------------------------------------

          The following table sets forth the names of all of our current directors and executive officers. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.



                                   Date of         Date of
                    Positions    Election or     Termination
Name                  Held       Designation   or Resignation
----                  ----       -----------   --------------

Richard D.            CEO             6/96            *
Mangiarelli           President       6/96            *
                      Director        6/96            *

Paul J. Mills         Chairman        6/96            *
                      Director        6/96            *
                      Secretary       6/96            *

John E. Jordan        Director        6/96            *


          * These persons presently serve in the capacities indicated.

Business Experience.
--------------------

         Richard D. Mangiarelli, Chief Executive Officer, President and Director. Mr. Mangiarelli is 59 years old. In 1985, he founded USA Energy Corporation, a licensed general and electrical contractor dedicated to energy conservation contracting. He was the Chief Operating Officer of Fulham Company, an electronic ballast manufacturer, from 1993 to 1995. Mr. Mangiarelli holds a BA degree from the University of Connecticut and an MBA degree from Pepperdine University. He is a licensed general contractor and licensed electrical contractor and is retired from the United States Marine Corps at the rank of Colonel.

          Paul J. Mills, Secretary and Chairman of the Board of Directors. Mr. Mills, age 77, has been a principal in Mills and Associates, a management and consulting firm since 1985. Prior thereto, he founded and served as president of a marketing company called Southwest Solar Products, Inc. from 1980 to 1986.

          John E. Jordan, Director. Mr. Jordan is 63 years of age. In 1959, he founded the Jordan Companies, a group of privately held, diversified companies engaged in energy related engineering, manufacturing and marketing activities, defense and aerospace consulting and international negotiations and representation. He has served as chief executive officer and president of these companies for over 20 years. Mr. Jordan is a graduate of Stanford University, the Marine Corps Command and Staff College, the National Defense University-Industrial College of the Armed Force program, the Naval War College, and served as an Officer in both the U.S. Air Force and the Marine Corps.

Significant Employees.
----------------------

         Other than our executive officers, we do not have any employees who are expected to make a significant contribution to our business.

Family Relationships.
---------------------

         There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings.
-----------------------------------------

        During the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of
Cybertel:

          (1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

          (2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

          (3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

          (4) was found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     --------------------------------------------------------------

Security Ownership of Certain Beneficial Owners.
------------------------------------------------

         The following table sets forth the share holdings of our directors and executive officers and those persons who own more than five percent of our common stock as of May 22, 2000.

                      Number of Shares           Percentage
Name and Address     Beneficially Owned           of Class(1)
----------------     ------------------           --------

Richard D. Mangiarelli (2)   12,000                 0.3%
4320 La Jolla Village Dr.
Suite 205
San Diego, California
92122

Paul J. Mills               270,000 (3)             5.7%
4320 La Jolla Village Dr.
Suite 205
San Diego, California
92122

John E. Jordan               24,000                 0.5%
4320 La Jolla Village Dr.
Suite 205
San Diego, California
92122


          (1) These figures do not take into account any shares of common stock issuable upon conversion of our 6% Convertible Series A Preferred Stock or the exercise of any warrants.

          (2) The 6M Family Trust, which is controlled by Mr. Mangiarelli's family holds all of these shares.

          (3) Mr. Mills' adult children hold 190,000 of these shares. Mr. Mills may be deemed to have voting control over these shares.


Changes in Control.
-------------------

         On July 19, 1999, the Roman J. Kownacki, M.D. Pension Fund; and
Roman J. Kownacki and Mary Jean Kownacki, as Trustees of the Kownacki Family Trust dated February 8, 1972 (collectively, "Kownacki"), filed a Complaint for Judgment Debtor's Interest in Property or Debt to Satisfy Money Judgment in the Superior Court of the State of California for the County of San Diego (the "Complaint"). The case was designated Case No. EC18601.

          The Complaint sought:

               a declaration that our securities held directly or beneficially by our President, Richard D. Mangiarelli, are the property of Kownacki;

               an order that the securities be delivered to the marshal of the County of San Diego for satisfaction of a judgment in the amount of $170,470.82 that Kownacki had obtained against Mr. Mangiarelli on May 28, 1997;

               an order to show cause why we should not be enjoined from transferring such securities to any person or otherwise disposing of the securities;

               a temporary restraining order and a preliminary injunction to that effect; and

               Kownacki's costs of suit and attorney's fees and such other relief as the Court deemed proper.

          On August 5, 1999, the Court entered an Order:

               enjoining us, during the pendency of the action, from transferring to Mr. Mangiarelli, concealing, selling or otherwise changing the form of title on Mr. Mangiarelli's securities;

               requiring us to transfer all such securities in our possession to the Marshal of the County of San Diego upon demand, for application to the satisfaction of the judgment in favor of Kownacki;

               that we disclose the existence of the Order to anyone who inquires as to Mr. Mangiarelli's ownership interest in our securities;

               not to accept any lien or other encumbrance upon Mr. Mangiarelli's stock, options or right to exercise stock options or acquire shares as a condition to his employment with Cybertel; and

               that we advise the Securities and Exchange Commission of the restrictions placed upon such stock on or before August 10, 1999.

          On December 10, 1999, the Kownacki suit was dismissed without the payment of any shares beneficially owned by Mr. Mangiarelli. As a result, the Kownacki suit will not result in any change in control of Cybertel.

                    DESCRIPTION OF SECURITIES
                    -------------------------

          We have the following two classes of securities authorized:

               20,000,000 shares of common voting stock with a par value of one mill ($0.001) per share; and

               5,000,000 shares of preferred stock with a par value of one mill ($0.001) per share.

          Our common stock holders have one vote per share on each matter submitted to a vote at a meeting of stockholders. Our shares of common stock do not carry cumulative voting rights in the election of directors.

          Our common stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock carries no subscription or conversion rights. All shares of common stock now outstanding are fully paid and non-assessable.

          Our preferred stock will have such rights and preferences as the Board of Directors may authorize. Effective February 10, 2000, our Board of Directors designated 5,000 shares of our class of preferred stock as "Series A 6% Convertible Preferred Stock." For a description of the rights and preferences of our Series A 6% Convertible Preferred Stock, see the heading "General" of the caption "Description of Business" and the heading "Dividends" of the caption "Market for Common Equity and Related Stockholder Matters."

              INTEREST OF NAMED EXPERTS AND COUNSEL
              -------------------------------------

          Our financial statements as of December 31, 1999, have been included herein in reliance on the report of Malone & Bailey, PLLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

          We have not hired any expert or counsel on a contingent basis. No expert or counsel will receive a direct or indirect interest in Cybertel, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of Cybertel.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES
                                  -----------

          Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

          Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

          To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

          Unless ordered by a court or advanced pursuant to Section 78.751(2),
Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

          Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

          Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

          Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

          Article IX of our Articles of Incorporation limits the personal liability of a director or executive officer for damages for breach of fiduciary duty to acts or omissions involving intentional misconduct, fraud or a knowing violation of law. In addition, Article X provides for indemnification of the Company's directors and executive officers to substantially the same extent as the NRS.

          This is only a summary of the indemnification provisions of the NRS and our Articles of Incorporation. You are urged to review our Articles of Incorporation for the actual text of their indemnification provisions.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cybertel pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                     DESCRIPTION OF BUSINESS
                     -----------------------

General.
--------

          Cybertel was organized on June 13, 1996, for the purpose of engaging in any lawful activity. At inception, Cybertel was authorized to issue 20,000,000 shares of non-assessable common voting stock, par value one mill ($0.001) per share. In addition, we are authorized to issue 5,000,000 shares of preferred stock having a par value of one mill ($0.001) per share, with such rights and preferences as the Board of Directors shall determine. Until approximately May, 1999, Cybertel was a development stage company.

          In November and December, 1999, we received net proceeds of $390,238 from loans with a face value of $500,000. The loans were due six months from the date of origination and bore interest at the rate of 14% per annum. The note investors also received a total of 75,000 "unregistered" and "restricted" shares of our common stock on a pro rata basis, and certain employees of Capital Growth Resources, the placement agent, received 50,000 such shares as a placement fee. These shares are a portion of the shares currently being registered. See the caption "Recent Sales of 'Unregistered' Securities" of this prospectus.

          We paid the note in full on February 29, 2000. The total payoff amount was $508,555, including principal and accrued interest. This payoff amount came from the proceeds of our funding with Adara. We allocated the rest of the proceeds to working capital.

          On December 30, 1999, we entered into a Reorganization Agreement with Telenomics, Inc., a California corporation, and all of the stockholders of Telenomics. Under the Reorganization Agreement, we issued 600,000 "unregistered" and "restricted" shares of our common stock to the Telenomics stockholders in exchange for all of the outstanding voting securities of Telenomics. These shares amounted to approximately 9.4% of our outstanding voting securities immediately after the completion of the Reorganization

Agreement, taking into account the securities that we issued as outlined in the next paragraph. Telenomics became a wholly-owned subsidiary of Cybertel on the closing of the Reorganization Agreement.

          Telenomics is a Hewlett Packard Channel Partner, providing telephone accounting and management software solutions on HP servers since 1983. It is also a Hewlett Packard equipment reseller of the HP/9000, HP/3000 and HP workstations through a national authorized reseller license with Hewlett Packard with a "best in class" status.

         Telenomics and its authorized resellers manufacture and distribute PWARE software products that are designed to reside on Hewlett Packard servers in an open environment. This allows easy interface to existing modules on the server, such as financial, human resources and other applications. PWARE is also designed to reduce dependency on software vendors and to replace the stand alone PC call accounting system sold through telephone vendors. PWARE is a multi-user system with both an unlimited terminals-based server and a per-seat MS Windows Client Server based front end.

          Also on December 30, 1999, Cybertel entered into an Agreement and Plan of Reorganization with T. J. Knowles, the sole stockholder of Like Dat Music, Inc., a California corporation. Under the Plan of Reorganization, we issued 100,000 "unregistered" and "restricted" shares of our common stock to Mr. Knowles in exchange for all of the outstanding voting securities of Like Dat Music. These shares amounted to approximately 1.6% of our outstanding voting securities immediately after the completion of the Telenomics and Like Dat Music acquisitions. Like Dat Music became a wholly-owned subsidiary of Cybertel on the closing of the Plan of Reorganization.

          As part of the Telenomics acquisition, we acquired computer and office furniture with a book value of approximately $70,000. The only other asset of Telenomics was its software code for its call accounting software. The development expenses of this software have been deducted as an expense and are not reflected on its balance sheet.

          Like Dat Music is an established and award-winning commercial music and sound design company. It produces original music for sale or license to the advertising, broadcast and film industries. Its products and services are used in television and radio commercials, television network and cable promotions, corporate industrial and trade films and shows, feature film trailers and motion pictures, television programming, and in Internet-related applications such as on-site kiosks and web sites. It also provides specialized digital sound recording services and innovative consumer music products for sale, private labeling and license.

          Like Dat Music had virtually no tangible assets, except its copyright music. The development expenses of these assets have also been deducted as an expense. There is no carrying value for these assets on its balance sheet.

          Effective February 10, 2000, our Board of Directors designated 5,000 shares of our class of preferred stock as "Series A 6% Convertible Preferred Stock," with holders thereof being entitled to receive dividends equal to 6% of the Liquidation Preference (i.e., $1000 per share of Series A Preferred Stock) per year. At our election, we may pay these dividends either in shares of our common stock or in cash. If Cybertel is dissolved, the holders of Series A Preferred Stock will be entitled to receive the Liquidation Preference, plus any accrued but unpaid dividends, whether or not we have declared them. Each holder of Series A Preferred Stock is also entitled to vote as if he or she owned the number of whole shares of common stock into which his or her shares of Series A Preferred Stock are convertible immediately after the close of business on the record date for determining the stockholders who are entitled to notice of and to vote at any stockholder meeting or, in the case of matters that are approved by the consent of stockholders without a meeting, on the date of such consent.

          Each holder of Series A Preferred Stock may convert his or her shares, at any time, into the number of shares of our common stock that is determined by dividing $1000, plus the amount of any accrued but unpaid dividends, by the Conversion Price. The Conversion Price is the lower of

               110% of the average closing bid price of our common stock for the five trading days immediately preceding the initial closing date of our Securities Purchase Agreement as discussed below; and

               80% of the average of the three lowest closing bid prices of our common stock for the 25 trading days immediately preceding the conversion date. If the closing bid price of our common stock is $8 per share, Adara has the option to convert any or all shares of Series A Preferred Stock into common stock.

          On about February 14, 2000, we began a private placement of a minimum of 100,000 shares, and a maximum of 1,000,000 "unregistered" and "restricted" shares of our common stock at a price of $8 per share. Subject to the completion of the minimum offering, our placement agent, Capital Growth Resources, of El Cajon, California, will receive a sales commission of 10% of the gross proceeds of the offering, together with:

               2% of the gross proceeds as a wholesaling fee;

               2% of the gross proceeds as a "due diligence" fee;

               2% of the gross proceeds as an unaccountable expense allowance;
               and

               12.5 warrants for every 100 shares sold (together with an additional 20,000 warrants if the offering is completed within 90 days). Each warrant grants Capital Growth the right to acquire one "unregistered" and "restricted" share of our common stock for a period of one year, at a price of $0.01 per share.

          On June 20, 2000, our Board of Directors resolved to:

               decrease the offering price under the private placement from $8 per share to $6 per share;

               increase the number of shares under the private placement from 1,000,000 to 1,333,334; and

               provide for Capital Growth to receive 145,000 warrants if the maximum 1,333,334 shares is sold, with that number to be reduced on a pro rata basis if less than the maximum offering is sold.

          As of the date of this prospectus, we have raised the minimum gross proceeds under this offering, and the offering is continuing. Capital Growth has earned 34,028 warrants for its services, but we have not yet formally issued the warrants.

          Effective February 15, 2000, we entered into a Securities Purchase Agreement with Adara Investors, LLC, a Delaware limited liability company. Under the Securities Purchase Agreement, we sold to Adara:

               3,000 Shares of our Series A Preferred Stock, at a price of $3,000,000;

               Warrants to purchase 225,000 shares of our common stock; and

               For $100, a Supplemental Warrant to purchase an additional 2,000 shares of Series A Preferred Stock (the "Additional Shares") for $2,000,000, and Stock Purchase Warrants to purchase up to 150,000 additional shares of common stock.

          Adara can exercise the Warrants until February 15, 2004, at a price of $16.86 per share. It can exercise the Supplemental Warrant until November 15, 2000.

          Also on February 15, 2000, Cybertel and Adara executed a Registration Rights Agreement. Under the Registration Rights Agreement, we agreed to file, within 45 days of the initial closing date of the Securities Purchase Agreement, a Registration Statement on Form SB-2, covering the resale of two times:

               the number of shares of common stock that Adara would be able to receive from the conversion of the Shares and the Additional Shares on the date of filing; and

               the maximum number of shares of common stock that Adara would be able to receive upon exercise of all Warrants that we issued to Adara under the Securities Purchase Agreement.

          We must keep the Registration Statement effective until the earlier of:

               the date on which Adara has sold all of the registered securities;

               the date on which Adara may sell the registered securities immediately, without restriction; and

               24 months after the date on which the Registration Statement is declared effective.

          We must pay 2% of Adara's $3,000,100 purchase price for every 30 day period during which:

               we have not filed the Registration Statement with the Securities and Exchange Commission within 45 days of the closing date of the Securities Purchase Agreement;

               the Registration Statement is not effective within 90 days of the closing of the Securities Purchase Agreement or, if the Commission does not review it, within three days after we or our counsel receive notice that there will be no review;

               for any period of five days after the effectiveness deadline, we do not have enough shares listed for trading or reserved for issuance upon the conversion of Adara's convertible securities; or

               for any period of five days after the effectiveness deadline, we become aware of any event that makes any statement in this prospectus untrue or misleading, or that the Securities and Exchange Commission has suspended the Registration Statement.

          For each 30 day default period during which we have cured the default, the penalty will be prorated.

          The Securities Purchase Agreement closed on February 15, 2000, and we are currently in default of the first penalty provision. We can not assure you that we will be able to cure this or any other default in a timely manner. If we can not, we will have to pay Adara $60,002 for every 30 days that we are in default.

          The Registration Rights Agreement also gives Adara "piggyback" registration rights with respect to these securities.

          Due to a typographical error in our Articles of Incorporation, our original name was "Cybertel, Communications Corp." On March 15, 2000, we filed with the Nevada Secretary of State a Certificate of Correction to show that our correct name is "Cybertel Communications Corp." with no comma.

          On June 8, 2000, our Board of Directors unanimously resolved to amend our Bylaws to authorize: (i) the calling of special meetings of stockholders by the President at the written request of the holders of 10% or greater of our issued and outstanding shares; and (ii) the stockholders' removal of directors with or without cause.

          On June 13, 2000, we entered into an Agreement and Plan of Reorganization with LDVL, Inc., a New Jersey corporation, and LDVL's stockholders. Under the Agreement, we agreed to acquire all of LDVL's outstanding shares in exchange for 700,000 "unregistered" and "restricted" shares of our common stock. We also agreed to issue to five of the LDVL stockholders warrants to purchase a total of 51,783 "unregistered" and "restricted" shares of our common stock at a purchase price of $8.00, and to fund LDVL up to $1,300,000, with $500,000 of this amount payable upon closing of the Agreement.

          Some of LDVL's stockholders exercised dissenter's rights. As a result, we will pay approximately $294,000 for these dissenting stockholders' shares.

          Following the completion of the Agreement, we will have about 5,434,243 shares outstanding. Unless otherwise indicated, share calculations in this prospectus do not include the shares to be issued to the LDVL stockholders.

         LDVL is a telecommunications services company specializing in the resale of xDSL (Digital Subscriber Loop) circuits through a network of Regional Bell Operating Company sales agents as well as other top tier dealers within the United States. These agents and dealers sell network services to small, intermediate and large corporations.

Principal Products or Services and Their Markets.
-------------------------------------------------

         Long Distance Service.
         ----------------------

          Cybertel intends to offer basic "1 plus" and "800" long distance services. Management believes it will be successful as a provider of these basic services because of the volume discounts it has been able to negotiate with underlying carriers and its ability to direct customer call traffic over the transmission networks of more than one carrier. We have negotiated pricing ranging from $0.049 to $0.056 per minute for switchless services, and ranging from $0.041 to $0.044 with guarantees to the carriers of certain minimum monthly volume. If we do not meet these minimum volumes, we will still be responsible for paying for them. As we expand our network of switching facilities, we will be better able to choose among the transmission networks of different carriers to take advantage of the most favorable rates.

          We negotiate with each carrier for the best rates we can get. Volume and "ramp up" periods affect our costs. If we are able to project substantial volumes in the mid-term future, underlying carriers are willing to negotiate a better rate. We have no way to gauge what underlying carriers charge to others, as that is not public information. However, management knows that Cybertel's charges to its customers are very competitive. As an example, a customer using 200 minutes per month and subscribing to AT&T's 7 cent per minute plan would pay $19.95 when AT&T's $5.95 monthly recurring charge is added. A Cybertel customer using the same 200 minutes would pay $19.80 at our
9.9 cent per minute rate.

          Initially, we will charge our customers on the basis of minutes or partial minutes of usage. Our rates may vary with the distance, duration, time of day of the call and the type of call. The facilities selected for call transmission do not affect our rates, but the type of call does.

          Our wholly-owned subsidiary, Telenomics, does our billing for us.

          In the near future, we hope to provide our customers a flat rate long distance calling service throughout the United States. We will bill in six-second increments.

          Debit and Prepaid Calling Cards.
          --------------------------------

          We offer travel and debit cards with low long distance rates. We charge either per unit fees or bill subscriber monthly. Our cards work the same as other calling cards. The absences of transaction fees per call as well as lower per minute charges make these cards extremely attractive. Prepaid calling cards also limit the user's liability for lost, stolen or abused cards, since the minutes are preset and added to each card in limited amounts at the subscriber's direction. We began receiving revenues from these cards in August, 1999.

          Internet Access.
          ----------------

          This is generally the newest and fastest growing product for telecommunications providers. Cybertel packages a service which includes domain registration and services such as design, placement, and advertising; Web sites; monthly access to the Internet for dial-up and dedicated usage (telecommunications lines reserved for use by particular customers); and a discounted 800 service to respond to the customers' eventual order flow. We expect that this package will include e-mail, Web browser, Internet dialer, and search engines, all priced substantially below major carrier providers for software and initial access. We expect to price these services at $16.50 per month, as compared to monthly rates for other internet service providers ranging from $19.95 to $21.95 per month. The bundling of these services will provide a "one-stop" arrangement for small and middle-sized business subscribers. Since many small businesses do not employ computer specialists and are owned or managed by people who are not Internet experts, we believe that a one-stop approach gives us easy access to a steadily growing demand.

Distribution Methods of the Products or Services.
-------------------------------------------------

          Affinity Groups.
          ----------------

          Cybertel is expanding the reseller concept of transporting data through a facilities-based carrier that bills and collects from the end-user customers. We do this by targeting our products to specific niche markets. We market to large associations whose members form a loyal base and are loyal to their organization and wish to support it financially. We offer these associations discounted long distance services at wholesale prices. Part of the long distance charges go to the subscribers' organization when they pay their monthly bills. We solicit the long distance services through the subscriber's organization.

          We believe that our strategy will let us introduce and sell our services to many more users than we could contact directly or get through advertising. The sponsoring group has a vested interest in obtaining all telecommunications business from its affiliated members because it stands to gain substantial commissions once the group's calls reach certain volume levels. Our strategy also applies to fund raisers and promotional events, and personalized prepaid calling cards provide an excellent promotion for the sponsoring entity.

          Management hopes to increase market share in each market segment of our business through a combination of direct sales efforts targeted to corporate and individual clients and through acquisition of competitive firms in our industry. We will use public relations tactics to conserve resources and to increase our credibility and visibility. These tactics will include editorial coverage in industry-specific media and general interest publications.

          Other marketing opportunities include:

               industry trade shows;

               membership in professional and business organizations;

               cross promotional events;

               direct mail and lead-generated promotional literature;

               direct sales; and

               in-house telemarketing.

          Cybertel intends to hire sales and marketing staff to help us create a strong direct response campaign. We will emphasize quality service at a low price and superior customer service. We train our customer service representatives to be courteous and helpful. Our representatives can access a customer's account instantaneously and bring up the type of information that will help them solve the customer's problem.

          To date, we have marketed our products primarily through Affinity Groups. We intend to finance its marketing activities in the short term through equity financing, and in the long term through cash flow.

          Internet Protocol Network.
          --------------------------

          Cybertel is building a telecommunications network in the United States. We plan to build local networks in 56 cities. The networks will connect with a national long distance network. We will focus primarily on the residential market in order to complement our Affinity Group marketing programs. The Internet Protocol ("IP") based network will provide a full range of communications services including long distance and data transmission as well as other enhanced services to the domestic and international markets. Additionally, we will offer a range of Internet access services at varying capacity levels such as 56 kilobits per second or 1.5 megabits per second. We will offer different features and security levels to meet the needs of our residential and business customers. In June, 1999, we established our first IP Gateway in San Diego, California. The IP Gateway digitizes a communications signal and transports it over the internet.

          We believe that the shift toward IP-based networks is as important as the shift from the telegraph to the telephone and from mainframe to personal computers. The move toward IP-based networks is a move from traditional "circuit switched" networks that were designed primarily for voice communications, and which have existed form almost a century, to newer "packet switched" networks using IP. The new technology makes it possible to move information at a much lower cost, because packet switching technology makes more efficient use of network capacity.

          The internet is a worldwide communications network of interconnected computers that share information, generally over high-bandwidth fiber optic cables. Information that moves over the internet is broken down into pieces known as "packets." Each packet is coded with address information for delivery to the proper destination, sent through the internet and reassembled into its original form so the recipient can use the information upon delivery. This process is made possible using two important internet communications protocols: Transmission Control Protocol ("TCP"); and Internet Protocol ("IP"). TCP divides and reassembles the packets. IP ensures that the packets reach the correct destination.

          By contrast, the basic design of the telephone network has not changed for more than 100 years. The telephone system is a circuit-switched network. This technology dedicates a circuit for the entire duration of the transmission.

          In an IP network there is no single, unbroken connection between sender and receiver. When information is sent, it is broken into small packets that share lines with other transmissions, over many different routes at the same time, which are then reassembled at the receiving end. As a result, the internet is much more efficient than the present circuit-switched network. A call on a circuit-switched network is like a single car taking up an entire stretch of freeway by itself, while an IP network can fill all lanes of the freeway with hundreds of vehicles, all destined for different exits.

          Major communications carriers would like to add IP-based switching technology to portions of their networks, but because of the immense investment that these companies have already made in their existing networks, they continue to retain extensive networks based on the older and less efficient circuit switching technology. Cybertel believes it is well positioned for the fundamental shift to the new technology because we have no investment in, or commitment to, the older technology. We plan to design the network to be upgradeable, so that it can evolve as the technology evolves.

          In March, 1999, we signed a service agreement with General Telecom, Inc., a Massachusetts corporation. The agreement allows us to use General Telecom's telecommunications equipment for a one-year term, renewable for five additional one-year periods. Our fees will be based on usage volume and line types, with a minimum monthly payment of $3,250 per month.

          We executed an agreement with Level 3 Communications on March 12, 1999. Under the agreement, Level 3 agreed to allow us to "co-locate" our internet access equipment and switches in Level 3's switching centers in all 50 states and to use Level 3's state of the art fiber optic network. This allows us to place our telecommunications equipment in Level 3's co-location cabinets and to send voice and data traffic over the Internet without having to build a fiber optic network of our own. This saves us money. The agreement with Level 3 is for a term of three years. We pay a flat rate of $2,800 per month.

          On October 1, 1999, Cybertel and WorldCom Network Services, Inc., a Delaware corporation, entered into a Telecommunications Services Agreement under which WorldCom agreed to provide certain telecommunications services for us to resell. These services included:

               switched domestic and international outbound long distance telephone service;

               switched toll-free service;

               calling cards; and

               dedicated outbound and toll-free service.

          The per-minute rates for these services vary by geographic area and are set forth in Amendment No. 1 to the Telecommunications Services Agreement. We pay our charges within 30 days of the date of invoice. A late charge of 1-1/2% (or the maximum legal rate, if less) applies to any unpaid balance.

          We have also entered into a contract with Bell Atlantic Corporation. The contract gives us the right to terminate IP long distance and data traffic on Bell Atlantic's network. This will allow us to deliver IP telephony calls originating outside of Bell Atlantic's region through the Public Service Telephone Network 24 hours per day, seven days per week, on Bell Atlantic's

Termination Gateways. The agreement also allows us to sell wholesale termination on Bell Atlantic's lines to third parties and will make it possible for us to deliver calls from anywhere in the world to the Northeast Corridor of the United States via Bell Atlantic's IP telephony network. We pay all charges within 30 days of Bell Atlantic's invoice, with interest at a rate of 1.25% per month on all overdue balances. Bell Atlantic also reserves the right to terminate service, upon seven days' notice, if we become more than 30 days delinquent in our account.

          Under our agreement with Bell Atlantic, we pay Bell Atlantic a rate based on the number of minutes that Bell Atlantic's Termination Gateways are being used, with a minimum monthly payment of $4,800. The term of the agreement is one year, with automatic yearly renewals until either party gives the other notice of non-renewal at least 90 days before the expiration of the current term.

          Acquisition Strategy.
          ---------------------

          Cybertel wants to become a one-stop service provider for a variety of services. Management believes Cybertel can do this through an acquisition strategy that:

               enhances our sales force capability;

               broadens our service offerings; and

               increases our customer base and revenue.

Status of any Publicly Announced New Product or Service.
--------------------------------------------------------

          On July 7, 1999, we publicly announced our contract with Bell
Atlantic.

Competitive Business Conditions.
---------------------------------

          The communications and information services industry is highly competitive. Many of our existing and potential competitors have financial, personnel, marketing, customer bases and other resources significantly greater than ours.

          We face significant competition within the telecommunications industry. Our principal competitors include Level 3, IDT, Delta 3 and USA Talks. The first three competitors are national and the last is regional. All of these entities have much greater financial, sales and marketing, personnel and other resources than we do. As a result, they may be able to grow faster and more profitably. We believe that consolidation in the telecommunications industry will increase competition.

          The marketing and pricing activities of major competitors such as AT&T, MCI/WorldComm and Sprint significantly influence the industry. We believe that AT&T, MCI/WorldCom and Sprint historically have chosen not to concentrate their direct sales efforts on small and medium sized businesses, but these carriers still control about 85% of that market. AT&T, MCI/WorldCom and Sprint have also introduced new service and pricing options that are attractive to smaller commercial users, and they may market to these customers more aggressively in the future. AT&T and, as an interim measure, the structurally separate interexchange affiliates of the seven regional Bell operating companies ("RBOCs") have recently been reclassified as non dominant carriers. They can now meet competition by modifying rates and service offerings without pricing constraints or extended waiting periods. These reclassifications may make it more difficult for us to compete for long distance customers. In addition, many large regional long distance carriers and new entrants in the industry compete directly with us by concentrating their marketing and direct sales efforts on small to medium sized commercial users. These activities include national advertising campaigns and telemarketing programs.

          The suppliers with whom we will contract for call transmission may also be our competitors. Both the interexchange carriers and local exchange carriers that will be providing transmission services for us have access to information about our customers for whom they provide the actual call transmission. Interexchange carriers, or "IXCs," are telecommunications companies that provide interstate or intrastate telecommunications services between local exchanges. Local exchange carriers, or "LECs,"are telecommunications companies that provide telecommunications services in a geographic area in which calls generally are transmitted without toll charges. Because these IXCs and LECs are potential competitors of ours, they could use information about our customers, such as their calling volume and patterns of use, to their advantage. The Telecommunications Act, which became law in 1996, has strengthened the rules which govern the privacy of customer proprietary information by expressly prohibiting telecommunications carriers which receive this information from resale carriers for purposes of providing telecommunications services to those resale carriers from using it for their own marketing purposes.

          In addition, our success will depend on our ability to continue to buy transmission services and access from these carriers at a significant discount below the rates that they make available to our targeted customers.

          Regulatory trends have had, and may continue to have, a significant impact on competition in the telecommunications industry. As a result of the Telecommunications Act, the RBOCs can now provide, and are providing or have announced their intention to provide, long distance service originating (or in the case of "800" service, terminating) outside their local service areas or offered with other services, such as wireless services. Following application to and upon a finding by the Federal Communications Commission that an RBOC faces facilities-based competition and has satisfied a congressionally mandated "competitive checklist" of interconnection and access obligations, an RBOC can provide long distance service within its local service area. The entry of these well-capitalized and well-known entities into the long distance service market could significantly change the competitive environment in which we operate.

          The Telecommunications Act also removes all legal barriers to entry into the local telecommunications market. It directs incumbent local exchange carriers to:

               allow competing telecommunications service providers to interconnect their facilities with the local exchange network;

               acquire network components on an unbundled basis; and

               resell local telecommunications services.

          Incumbent local exchange carriers, or "ILECs," are companies historically providing local telephone service. The Telecommunications Act also seeks to facilitate local telecommunications competition by requiring ILECs, among other things, to allow end users to retain their telephone numbers when changing service providers and to place short-haul toll calls without dialing long access codes. In response to these regulatory changes, MCI/WorldCom and AT&T have each announced their intention to enter the local telecommunication market. MCI/WorldCom has announced that it will invest more than $2 billion in fiber optic rings and local switching equipment in major metropolitan markets throughout the United States. AT&T has announced that it filed applications in all 50 states to provide local telecommunications services.

          Even though the Telecommunications Act opens new markets to Cybertel, the nature and value of these business opportunities will partly depend on subsequent regulatory interpretation of the statute's requirements. The FCC has promulgated rules implementing the local competition provisions of the Telecommunications Act. Each state must now individually adopt regulations applying the new national guidelines. We expect that ILECs will actively resist competitive entry into the local telecommunications market and will try to undermine the operations and the service offerings of competitive providers. This would leave carriers such as Cybertel, which are dependent on ILECs for network services, vulnerable to anti-competitive abuses. We can not assure you that federal and state regulators will implement and enforce the local competition provisions of the Telecommunications Act in a way that will permit us to compete in the local telecommunications market or that subsequent legislative or judicial actions will not hurt our ability to do so.

          In addition, federal and state regulators are likely to provide ILECs with increased pricing flexibility for their services as competition in the local market increases. If regulators allow ILECs to lower their rates substantially, provide excessive volume and term discount pricing, charge excessive fees for network interconnection or access to unbundled network elements, or refuse resale services at wholesale rates, we could lose our ability to competitively provide local service.

Sources and Availability of Raw Materials.
------------------------------------------

         None; not applicable.

Dependence on One or a Few Major Customers.
-------------------------------------------

          None; not applicable.

Need for Governmental Approval of Principal Products or Services.
-----------------------------------------------------------------

          Our communications service business will face varying degrees of federal, state, local and international regulation.

Effect of Existing or Probable Governmental Regulations on the Business.
------------------------------------------------------------------------

          Regulatory Background
          ---------------------

          Today's domestic long distance telecommunications industry was principally shaped by a 1984 court decree that:

               required ATT&T to divest itself of its 22 Bell operating companies, or "BOCs";

               organized the BOCs under seven regional Bell operating companies, or "RBOCs"; and

               divided the country into some 200 Local Access Transport Areas, or "LATAs."

          The decree gave the ILECs, which include the seven RBOCs as well as independent local exchange carriers, the right to provide local telephone service, local access service to long distance carriers and intra-LATA long distance service. However, the decree prohibited the RBOCs from providing inter-LATA service. The decree gave AT&T and the other interexchange carriers the right to provide inter-LATA service. IXCs were prohibited from providing local telephone service.

          A typical inter-LATA long distance telephone call begins with the local exchange carrier, or "LEC," transmitting the call through its local network to a connection point with an IXC. The IXC, through its switching and transmission network, transmits the call to the LEC serving the area where the recipient of the call is located. The receiving LEC then completes the call over its local facilities. For each long distance call, the originating LEC charges an access fee. The IXC also charges a fee for its transmission of the call. A portion of the fee consists of a terminating fee, which is passed on to the LEC which delivers the call. To encourage the development of competition in the long distance market, the decree required LECs to provide all IXCs with access to local exchange services "equal in type, quality and price" to that provided to AT&T. The goal of these "equal access" and related provisions was to prevent preferential treatment of AT&T. As a result of the decree, customers of all long distance companies were eventually allowed to initiate their calls through simple "1 plus" dialing, rather than having to dial longer access or identification numbers and codes.

          The Telecommunications Act will significantly alter the
telecommunications industry.   The decree has been lifted and the
Telecommunications Act has eliminated all restrictions and obligations associated with it. The seven RBOCs may now provide long distance service originating (or in the case of "800" service, terminating) outside their local service areas or offered with other services, including wireless services. Following application to the FCC, and upon a finding by the FCC that an RBOC faces facilities based competition and has satisfied a congressionally mandated "competitive checklist" of interconnection and access obligations, an RBOC will be permitted to provide long distance service within its local service area. However, in so doing, it will face a variety of structural and nonstructural safeguards intended to minimize abuse of its market power in these local service areas.

          Having opened the interexchange market to RBOC entry, the Telecommunications Act also removes all legal barriers to competitive entry by interexchange and other carriers into the local telecommunications market and directs RBOCs to allow competing telecommunications service providers such as Cybertel to interconnect their facilities with the local exchange network, to acquire network components on an unbundled basis, and to resell local telecommunications services. In addition, the Telecommunications Act prevents IXCs that serve more than five percent of pre-subscribed access lines in the U.S. from jointly marketing their local and long distance services until the RBOCs have been permitted to enter the long distance market or for three years, whichever is sooner. This gives all other long distance providers a competitive advantage over the larger long distance providers in the newly opened local telecommunications market. As a result of the Telecommunications Act, long distance carriers will face significant new competition in the long distance telecommunications market, but will also have significant new business opportunities in the local telecommunications market.

          Legislative, judicial and technological factors have helped to create the foundation for smaller long distance providers to emerge as legitimate alternatives to AT&T, MCI/WorldCom and Sprint for long distance telecommunication services. The FCC has required that all IXCs allow the resale of their services, and the decree substantially eliminated different access arrangements as distinguishing features among long distance carriers. In recent years, national and regional network providers have substantially upgraded the quality and capacity of their domestic long distance networks. This has resulted in significant excess transmission capacity for voice and data communications. Cybertel believes that, as a result of digital fiber optic technology, excess capacity has been, and will continue to be, an important factor in long distance telecommunications. As a consequence, not only have smaller long distance service providers received legal protection to compete with the network based carriers, they also represent a source of traffic to carriers with excess capacity. Resellers have now become an integral part of the long distance telecommunications industry.

          Federal
          -------

          The FCC classifies Cybertel as a non-dominant carrier. As a result, we are subject to relaxed regulation. Historically, the FCC has either excused or presumed non-dominant carriers' compliance with many of the statutory requirements and regulations to which dominant carriers are subject. These include most reporting, accounting and record keeping obligations. However, the FCC imposes many of these requirements on non-dominant carriers whose
annual operating revenues exceed $100 million.   The FCC retains the
jurisdiction to impose fines or other penalties on, or to act upon complaints against, any common carrier, including non-dominant carriers, for failure to comply with its statutory or regulatory obligations. The FCC also has the authority to impose more stringent regulatory requirements on Cybertel and to change its regulatory classification. In the current regulatory atmosphere, however, we believe that the FCC is unlikely to do so.

          Non-dominant carriers also face miscellaneous regulations that, for instance, dictate the materials required to document and the procedures necessary to verify a consumer's election to change its preferred long distance telephone provider, mandate disclosure of rate and other data associated with the provision of operator services and require contribution to a variety of FCC-mandated funds and payment of various regulatory and other fees. The FCC and the states have generally increased enforcement of these regulations, particularly with respect to those that govern the verification of consumer elections to change long distance service providers.

          Among domestic carriers, only the ILECs are classified as dominant carriers, although ILECs currently would only be classified as dominant in their provision of long distance telecommunications services if they were to provide such services other than through structurally separate affiliates. As a consequence, the FCC regulates many of their rates, charges and services to a greater degree than Cybertel's, although the FCC is currently evaluating proposals to streamline and otherwise relax its regulation. The structurally separate inter-exchange affiliates of the RBOCs have recently been reclassified as non-dominant carriers and, accordingly, have the same flexibility as Cybertel in meeting competition by modifying rates and service offerings without pricing constraints or extended waiting periods. We can not gauge the impact on us of the reclassification of AT&T and the RBOC interchange affiliates as non-dominant carriers, but it could make it more difficult for us to compete for long distance customers.

          With the passage of the Telecommunications Act, the RBOCs are now free to offer local service outside their respective local telephone service areas as well as local service bundled with wireless, enhanced and other ancillary services. Following application to and upon a finding by the FCC that an RBOC faces facilities-based competition and has satisfied a congressionally mandated "competitive checklist" of interconnection and access obligations, the RBOC will be permitted to provide long distance service within its local service area. In so doing, it will face a variety of structural and nonstructural safeguards intended to minimize abuse of its market power in these local service areas. As a result of the removal of the legal barriers to competitive entry into the local market, long distance carriers like Cybertel will be allowed to compete with the RBOCs in the provision of local service. It is impossible to predict the impact of RBOC entry into the long distance telecommunications market on our business and prospects, but it could make it more difficult for us to compete for long distance customers.

          We have all necessary authority to provide domestic interstate telecommunications services under current laws and regulations. The FCC has granted us authority to provide international telecommunications services through the resale of switched services of U.S. facilities-based carriers. The FCC reserves the right to condition, modify or revoke this international authority for violations of federal law or rules. It also reserves the right to approve assignments and transfers of control of this authority.

          Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. Although the FCC has the authority to review the tariffs of non-dominant carriers, and the rates and charges they specify, they are presumed to be lawful and are seldom contested. As a domestic non-dominant carrier, we are permitted to make tariff filings on a single day's notice and without cost support to justify specific rates. As an international non-dominant carrier, we have always been required to include, and have included, detailed rate schedules in our international tariffs. As a result of recent FCC action, we may now make tariff filings on a single day's notice.

          Prior to a 1995 court decision, Southwestern Bell v. FCC, 43 F.3rd 1515 (D.C.Cir. 1995), the FCC permitted domestic non-dominant carriers to charge a "reasonable range of rates" instead of the detailed schedules of individual charges required of dominant carriers. In reliance on the FCC's past practice of allowing relaxed tariff filing requirements for non-dominant domestic carriers, Cybertel and most of its competitors did not maintain detailed rate schedules for domestic offerings in their tariffs. Until the two year statute of limitation expires, we could be held liable for damages for our failure to do so, although we believe that such an outcome is highly unlikely and would not hurt our operations.

          To date, the FCC has exercised its regulatory authority to set rates only with respect to the rates of dominant carriers, and it has increasingly relaxed its control in this area. The FCC does not regulate our rates or those of any other long distance telecommunications provider, including AT&T, although it would regulate the rates charged by any ILEC that elected to provide interexchange services other than through a structurally separate affiliate. While the FCC continues to cap the prices that determine interstate calls, it has allowed the ILECs some geographically restricted pricing flexibility when they face competition in a given market.

          The FCC plans to start a comprehensive review of its access charge structure, evaluating embedded costs and subsidies that produce current access
charge levels.   It is currently conducting a rulemaking procedure to
implement the universal service provisions of the Telecommunications Act and will be determining in that proceeding the contributions that telecommunications companies such as Cybertel will be required to make to support universal service. The FCC also has completed a rulemaking proceeding to implement the local competition provisions of the Telecommunications Act. In that proceeding, the FCC has set forth comprehensive national rules and guidelines for states and local competitors to follow. Among other things, the guidelines govern the interconnection obligations among telecommunications carriers, including interconnection with the local exchange network, and access to a minimum set of unbundled network elements, as required by the Telecommunications Act. The FCC also has established pricing methodologies for both the FCC and the states to follow in implementing the Telecommunications Act's requirement that interconnection and access to unbundled network elements be made available by ILECs at cost-based rates with a reasonable profit.

          The FCC has tried to respond to the Telecommunications Act's goal of increased competition through its so-called "trilogy" of access charge reform, universal service and local competition proceedings. The FCC does not expect this framework to be complete until state public service commissions complete their own efforts to implement the Telecommunications Act's provisions. Until the FCC's "trilogy" of proceedings is completed, and until these state actions are taken, we will not be able to judge the final impact of the FCC's arrangements on our operations.

          The Telecommunications Act grants the FCC authority to forbear from applying any statutory requirement or regulation to classes of carriers or services if it determines that it would be unnecessary and contrary to the public interest. Using this authority, the FCC has already reduced, and has proposed further reductions in, its regulation of non dominant IXCs such as Cybertel. It has also proposed "mandatory de-tariffing" for the domestic offerings of non-dominant IXCs. This proposed rule, if adopted, would not only relieve us of our obligation to file tariffs for our domestic interexchange offerings, but would prohibit all non-dominant IXCs, including AT&T, Sprint and MCI/WorldComm, from filing such tariffs. We can not presently estimate the impact on us of mandatory de-tariffing. However, such an action would make it more difficult for the FCC to enforce its resale and nondiscrimination requirements.

State
-----

          Our intrastate long distance telecommunications operations are also subject to various state laws and regulations, including initial certification, registration and notification, and various tariffing and reporting requirements. We are certified in 23 states and are going through the certification process in the remaining 27 states. We intend to continuously monitor regulatory developments in all 50 states and intend to
obtain licenses wherever feasible.   Once we become certified, we will have to
file an annual statement with each state's Public Utilities Commission.

Research and Development.
-------------------------

         Other than developing and expanding its telecommunications network, Cybertel does not intend to undertake any research and development activities. We have not incurred any research and development expenses since our inception. However, Telenomics incurred research and development expenses of $145,848 and $144,000 during our December 31, 1999, and 1998, calendar years.

Costs and Effects of Compliance with Environmental Laws.
--------------------------------------------------------

         None; not applicable. However, environmental laws, rules and regulations may have an adverse effect on any business venture that we view as an attractive acquisition, reorganization or merger candidate. These factors may limit the number of potential candidates available to the Company for acquisition, reorganization or merger.

Number of Employees.
--------------------

         We have 18 full-time employees and two part-time employees.

Reports to Security Holders.
----------------------------

          The National Association of Securities Dealers, Inc. requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the Securities Exchange Act of 1934. Cybertel does file periodic reports with the Securities and Exchange Commission under Section 13 of the 1934 Act.

          The public may read and copy any materials that we file with the Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

          We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm and such other periodic reports as we may determine to be appropriate or as the law may require.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
    ---------------------------------------------------------

         Cybertel began actively marketing in April, 1999. During the calendar year ended December 31, 1999, it produced revenues of $3,105,570, with net income of $(2,250,265). We expect to produce approximately $12,762,000 in the calendar year ended December 31, 2000. In the next 12 months, we intend to employ 56 IP Gateways throughout the United States in order to transport long-haul Voice Over the Internet traffic, both domestically and internationally. Voice Over the Internet, or "VOIP," is long distance voice traffic transported as digital electronic data packets over the internet. Our financing requirements in this regard are discussed under the heading "Liquidity," below.

          As discussed under the heading "Internet Protocol Network," our agreements with Bell Atlantic and Level 3 Communications allow us to collocate our Gateway equipment and terminate traffic in areas that we have not or do not intend to locate Gateways. We have very actively begun to employ our affinity group marketing strategy and have contracted with three of our seven targeted groups. We are negotiating with the remaining four. The total membership population of our seven targeted groups is over 40 million. Management expects that our marketing efforts will be financed through our fundraising efforts.

          We have contracted with the Tailhook Association; Miles Ahead Ministries; and the Marine Corps Reserve Officers Association. Each affinity group agreement requires the affinity group to forward a marketing piece to its members. The marketing pieces will recommend a telecommunications plan to the members. These plans will include long distance, toll free service, paging, cellular service, internet access, pre-paid and regular calling cards and other telecommunications services. We will provide each group with a billing summary of all participants' accounts each month and will pay each group a percentage of each participant's net telephone bill. The contracts will be in place for periods of time ranging from 12 months to 36 months, with each group having an option to renew for an additional term.

          We also intend to build a captive agent network to conduct direct marketing and supplement our affinity group marketing programs. We have conducted a test marketing program with the Southwestern Companies to perform door-to-door residential solicitation of new customers. These operations began on October 3, 1999. We have also begun our telemarketing efforts, through which we contact members of the Marine Corps Reserve Officers Association and the Tailhook Association. The Southwestern Companies are entitled to a commission of 20% of gross sales from their efforts. As of the date of this prospectus, Cybertel and the Southwestern Companies do not have a written contract.

          Management is also seeking viable acquisition candidates. We intend to make acquisitions that will allow us to offer value-added services and products to our customer base. We may not be successful in locating or acquiring any suitable candidate. Even if we are successful in this regard, we can not assure you that any acquisition will be profitable.

          We base our projections on the following assumptions and limitations.

          Our business plan details a stair-step process under which we will lease telecommunications services that can be marketed directly to our primary affinity groups. We currently have contracts with three of the seven affinity organizations that we have targeted. The combined membership of these three affinity groups is 25,000 members. Our acceptance rate is about 38%.

          We are currently in contract discussions with three more affinity groups. We expect that all seven groups will be contracted by year end, although we can make no assurances in this regard. The total membership of the seven affinity groups is 40 million members. We believe this population and our current acceptance rate should provide the revenues detailed in the projections, although we can not make any guarantees.

          The wholesaling of telecommunications services is our second revenue source. We are buying international telecommunication services from Flat Rate Communications and selling these services to LD Exchange.Com, Inc. We are currently pursuing other wholesale agreements as well. The profit margin is 3% to 4% on the wholesaling of telecommunications services.

         For the 2000 fiscal year, management projects revenues from our affinity group program and our wholesaling operations to be $6,762,000 and $6,000,000, respectively.

          In arriving at its revenue projections for its affinity groups program, Cybertel assumes that on average each residential customer will use approximately 200 minutes per month at a cost to the customer of approximately $0.10 per minute. We also assume that the number of residential customers will increase from approximately 600 in September, 1999, to approximately 60,300 in December, 2000.

          The cost of goods sold currently reflects the cost of a leased network through which we can transmit customer calls. The cost of goods reflects the use of the telephone lines, billing and collections and customer service. The rate used in the projections to reflect these costs is $0.07. To control costs, we have entered into subcontract arrangements to facilitate billing and collections and customer service.

          Our projections for our wholesaling operations assume volume of 2,000,000 monthly minutes through December 2000, at an average rate of $0.25 per minute. We project cost of goods sold will be $0.25 per minute through December 2000.

          Cybertel has begun developing its own Internet Protocol Network. We expect that the network will be operational by fall 2000. With this network in place, we will have control of our pricing for the transmission of telecommunications services.

          The projection reflects a modest decrease in the cost of goods sold when the network is operational. We believe that the cost reduction will be more substantial, but are reflecting a modest reduction to be conservative.

          We believe that our selling, general and administrative costs will be reduced through the subcontracting of significant services such as billing and collections and customer service. The maintenance of our Internet Protocol Network and the marketing to and maintenance of affinity group relationships will be our largest costs.

          The telecommunication industry is highly competitive and requires abundant capital. We are building our own IP Network so that we can control our prices. To build this network, we have sought out internet-compatible technology.

          The foregoing contains "forward-looking" statements and information, all of which is modified by reference to the caption "Risk Factors" and the following additional factors:

               Cybertel's business operations have yet to generate a profit.

               Our present customer base, amounting to approximately 1,800 residential customers providing gross monthly revenues of approximately $15,000 per month, is insufficient to cover monthly general and administrative expenses of approximately $50,000. The cost of leased telephone lines is in addition to general and administrative expenses.

               Sales of "restricted securities" by persons who will have satisfied the required holding period for resale under Rule 144 of the Securities and Exchange Commission in the very near future will substantially increase the number of shares available in the "public float," and to the extent any recent price increases in the trading market for shares of Cybertel's common stock was the result of a greater demand over the supply, these additional shares will have an adverse effect on the trading market for our common stock on the OTC Bulletin Board. Also, the filing of Notices on Form 144 can have the effect of a "cap" on the market, until the shares covered thereby are sold. See the caption "Market for Common Equity and Related Stockholder Matters" of this prospectus.

               The initial planned 10 IP Gateways of our Internet Protocol Network, estimated to take approximately three months to complete, depending upon funding, will cost approximately $2,500,000, including hardware, software and setup costs.
               These gateways would allow us to originate telecommunications traffic in 10 cities. A complete Internet Protocol Network throughout the United States would require approximately 56 gateways at a cost of approximately $14,000,000, and, depending upon available funding, as to which we can provide no assurance, would take approximately six months to complete.

               A completed Internet Protocol Network will not ensure the success of our present or proposed business operations. Any anticipated revenues would not come for several months after completion and until there was a sufficient customer base; or we could wholesale traffic at very low margins, which would substantially alter our projected revenues.

               Cybertel may not be able to build its Internet Protocol Network with satisfactory technology to attract customers.

               Targeted affinity group members may choose not to switch long distance carriers, regardless of whether the affinity group to which they belong determines to align with Cybertel; this development would adversely effect our revenue projections and our potential for success.

          Actual results may differ significantly from those projected in our forward-looking statements. We may not obtain the projected results.

Results of Operations.
----------------------

          At December 31, 1999, we had total assets of $853,031, as compared with total assets of $399,563 at December 31, 1998.

          During the calendar years ended December 31, 1999, and 1998, we had net losses of ($2,250,265) and ($1,216,792), respectively. We received revenues of $3,105,570 and $2,572,731 in our two most recent calendar years.

          During the three months ended March 31, 2000, we received revenues of $86,604, and incurred a net loss of $1,353,313. This compares with revenues of $551,949 and a net loss of $101,114 during the three months ended March 31, 1999.

Liquidity and Capital Resources.
--------------------------------

          We had cash resources of $643,952 and $146,209, respectively, at December 31, 1999 and 1998. As of March 31, 2000, we had cash on hand of $2,311,787. Management believes that our current cash on hand will be sufficient to meet our expenses during the next 12 months.

                            DESCRIPTION OF PROPERTY
                            -----------------------

          We lease our principal executive offices, which are located at 4320 La Jolla Village Drive, Suite 205, San Diego, California. These offices consist of approximately 3698 square feet of office space. We pay $8,000 per month in rent. The lease began on March 1, 2000, and will expire on December 31, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

Transactions with Management and Others.
----------------------------------------

          Except as indicated below, during the calendar year ended December 31, 1999, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Cybertel or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to Cybertel to own of record or beneficially more than five percent of its common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

          On March 29, 1999, Cybertel issued 30,000 shares to the 6M Family Trust, in consideration of $3,900.

Certain Business Relationships.
-------------------------------

          Except as indicated under the heading "Transactions with Management and Others," during the calendar year ended December 31, 1999, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Cybertel or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to Cybertel to own of record or beneficially more than five percent of its common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

Indebtedness of Management.
---------------------------

          Except as indicated under the heading "Transactions with Management and Others," during the calendar year ended December 31, 1999, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Cybertel or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to Cybertel to own of record or beneficially more than five percent of the its common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

Parents of the Issuer.
----------------------

          Cybertel has no parents.

Transactions with Promoters.
----------------------------

          Except as indicated under the heading "Transactions with Management and Others," during the calendar year ended December 31, 1999, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Cybertel or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any promoter or founder, or any member of the immediate family of any of the foregoing persons, had a material interest.

     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     --------------------------------------------------------

Market Information.
-------------------

          Quotation of our common stock on the OTC Bulletin Board of the NASD only began on August 3, 1998. We can not assure you that any established market for our common stock will develop or sustain itself. Even if a market develops, members of management and others may sell "restricted securities" under Rule 144 of the Securities and Exchange Commission. These sales may bring down the price for our stock. Rule 144 requires that a seller hold his or her shares for at least one year before reselling them. We must also make sure that the public has access to information about us. We will meet this requirement by filing our periodic reports on time with the Commission. Sellers under Rule 144 will also have to limit the number of "restricted securities" that they sell in any 90 day period and will probably have to file a Notice of Sale with the Commission.

          The National Quotation Bureau, LLC, provided the following quotations. They do not represent actual transactions and they do not reflect dealer markups, markdowns or commissions.

                             STOCK QUOTATIONS*

                                               CLOSING BID

Quarter ended:                          High                Low
--------------                          ----                ---

August 3, 1998                        2.125                 1.375
(first available date)to
September 30, 1998

December 31, 1998                     2                     1.01

March 31, 1999                        8.375                 1.65625

June 30, 1999                         6.1875                3.875

September 30, 1999                    6.4375                3.375

December 31, 1999                     7.50                  3.125

March 31, 2000                       20.125                 5.0


Holders.
--------

          As of the date of this prospectus, we have approximately 311 stockholders of record.

Dividends.
----------

          We have not declared any cash dividends on our common stock. We do not intend to declare dividends in the foreseeable future.

          The holders of our Series A Preferred Stock are entitled to receive, out of funds legally available therefor, dividends equal to 6% of the Liquidation Preference (i.e., $1000 per share of Series A Preferred Stock) per year. Cybertel has the option to pay these dividends either in shares of our common stock or in cash.

          We must pay dividends on our Series A Preferred Stock before paying dividends on our common stock. If you are a common stock holder, you will not receive any dividends at least until we pay all dividends owed to the Series A Preferred Stock holders.

                      EXECUTIVE COMPENSATION
                      ----------------------

          The following table sets forth the aggregate compensation that we have paid for services rendered during the periods indicated:

                        Summary Compensation Table
                        --------------------------

                         SUMMARY COMPENSATION TABLE

                           Long Term Compensation

                    Annual Compensation   Awards  Payouts

(a)             (b)   (c)   (d)   (e)   (f)   (g)   (h)    (i)

                                              Secur-
                                              ities        All
Name and   Year or               Other  Rest- Under- LTIP  Other
Principal  Period   Salary Bonus Annual rictedlying  Pay- Comp-
Position   Ended      ($)   ($)  Compen-Stock Optionsouts ensat'n
-----------------------------------------------------------------

Richard      12/31/97  -0-   -0-   -0-   -0-    -0-       -0-  -0-
Mangiarelli  12/31/98  -0-   -0-   -0-   -0-    -0-       -0-  -0-
CEO, Pres.   12/31/99 49,038 -0-   -0-   -0-    -0-       -0-  -0-
and Director  3/31/00 50,000 -0-   -0-   -0-    -0-       -0-  -0-
             (3 mos.)
                                  45


Paul J.      12/31/97  -0-   -0-   -0-   -0-    -0-       -0-  -0-
Mills        12/31/98  -0-   -0-   -0-   -0-    -0-       -0-  -0-
Secretary    12/31/99  -0-   -0-   -0-   -0-    -0-       -0-  -0-
and Chairman  3/31/00  -0-   -0-   -0-   -0-    -0-       -0-  -0-
             (3 mos.)

John E.      12/31/97  -0-   -0-   -0-   -0-    -0-       -0-  -0-
Jordan       12/31/98  -0-   -0-   -0-   -0-    -0-       -0-  -0-
Director     12/31/99  -0-   -0-   -0-   -0-    -0-       -0-  -0-
              3/31/00  -0-   -0-   -0-   -0-    -0-       -0-  -0-
             (3 mos.)


          We did not issue or grant any cash compensation, deferred compensation or long-term incentive plan awards to our management during the years ended December 31, 1998, or December 31, 1999. In April, 1999, we began paying our Chief Executive Officer and President, Richard D. Mangiarelli, an annual salary of $75,000. During the calendar year ended December 31, 1999, we paid Mr. Mangiarelli $49,038 in salary. Effective October 1, 1999, we increased Mr. Mangiarelli's salary to $200,000 per year. During the first quarter of our December 31, 2000, calendar year, we have paid Mr. Mangiarelli $50,000.

Compensation of Directors.
--------------------------

          We do not have any arrangements to compensate our directors for any services provided as a director. We do not pay any additional amounts to our directors for committee participation or special assignments.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements.
-------------

          On October 1, 1999, we entered into Employment Agreements with Richard Mangiarelli, James Boring and Richard Schmidt. Each of these Agreements lasts for a period of three years. Upon the first anniversary of each Agreement, and each anniversary afterward, the Agreements will be automatically extended unless we give each employee written notice within 30 days of the anniversary date. Mr. Mangiarelli receives a salary of $200,000, and Mr. Boring's salary is $72,000 per year. From October 1, 1999, to January 31, 2000, Mr. Schmidt's salary was $5,000 per month. On February 1, 2000, it increased to $100,000 per year. Messrs. Mangiarelli, Boring and Schmidt are also entitled to the same benefits as other Cybertel executives receive, including paid vacation and holidays and leaves of absence. In addition, we agreed to issue 100,000 "unregistered" and "restricted" shares of our common stock to Mr. Schmidt in 36 equal monthly installments, beginning November 1, 1999.

          The Employment Agreements also permit Messrs. Mangiarelli, Boring and Schmidt to receive 90 days' salary if Cybertel terminates them without good reason, and a lump sum payment within 30 days of termination if Cybertel terminates them for good reason. Other than these provisions, we do not have any employment contracts, compensatory plans or arrangements which would result in payments to any director or executive officer because of his or her resignation, retirement or other termination of employment with us or our subsidiaries, any change in control of Cybertel, or a change in the person's responsibilities following a change in control of Cybertel.

                              FINANCIAL STATEMENTS
                              --------------------

     (i)  Financial Statements for the years ended
          December 31, 1999 and 1998

          Independent Auditors' Report

          Balance Sheet - December 31, 1999

          Statement of Operations for the years ended
          December 31, 1999 and 1998 (restated)

          Statements of Consolidated Stockholders' Equity for the years ended December 31, 1999 and 1998

          Statements of Consolidated Cash Flows for the years ended December 31, 1999 and 1998

          Notes to the Financial Statements

     (ii) Consolidated Financial Statements for the three months ended March 31, 2000 (Unaudited)

          Consolidated Balance Sheet - March 31, 2000

          Consolidated Income Statements for the three months ended March 31, 2000 and 1999

          Statements of Consolidated Cash Flows for the three months ended March 31, 2000 and 1999

          Notes to the Financial Statements

                 INDEPENDENT AUDITORS' REPORT



To the Board of Directors
   Cybertel Communications Corp.
   La Jolla, California

We have audited the accompanying consolidated balance sheets of Cybertel Communications Corp. as of December 31, 1999 and 1998, and the related statements of consolidated income, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cybertel Communications Corp. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years then ended.

/s/ Malone & Bailey

MALONE & BAILEY, PLLC

February 25, 2000
Houston, Texas

                  CYBERTEL COMMUNICATIONS CORP.
                   CONSOLIDATED BALANCE SHEETS
                    December 31, 1999 and 1998
                                                                (restated)
                                                      1999         1998
          ASSETS
Current Assets
  Cash                                            $   643,952  $   146,209
  Accounts receivable                                  41,542      105,583
  Other current assets                                 25,000       34,500

     Total Current Assets                             710,494      286,292

Equipment, net of $195,931 and $108,116
  accumulated depreciation                            138,038      108,116
Deposits                                                4,500        5,155

TOTAL ASSETS                                          853,031      399,563

     LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
  Current portion of long-term debt                     3,774       31,271
  Notes payable                                       485,754       47,676
  Accounts payable                                    211,105      107,282
  Accounts payable to shareholders                                 146,946
  Accrued expenses                                    240,805       80,582
  Deferred revenue                                                 144,500

     Total Current Liabilities                        941,438      558,257

Long-term Debt                                          2,332        2,575

Total Liabilities                                     943,770      560,832

STOCKHOLDERS' EQUITY
  Preferred stock, no par value, 5,000,000 shares
    authorized, no shares issued or outstanding
  Common stock, $.001 par value, 20,000,000
    shares authorized, 4,515,659 and 3,506,659
    shares issued and outstanding, respectively         4,515        3,507
  Paid in capital                                   3,646,318    1,326,531
  Retained (deficit)                               (3,741,571)  (1,491,306)

     TOTAL STOCKHOLDERS' EQUITY                    (   90,738)  (  161,269)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $   853,032  $   399,563

               See accompanying accounting policies
                and notes to financial statements.

                  CYBERTEL COMMUNICATIONS CORP.
                  CONSOLIDATED INCOME STATEMENTS
          For the Years Ended December 31, 1999 and 1998

                                                                (restated)
                                                      1999         1998
Revenues                                          $ 3,105,570  $ 2,572,731

Cost of sales                                       2,391,843    1,770,864

                                                      713,727      801,867

Operating Expenses
  Selling                                             119,661      166,593
  General and administrative
    - paid in cash or accrued                       1,443,215      670,417
    - paid in stock                                 1,045,500      976,218
  Research and development                            145,848      144,000
  Depreciation                                         59,855       50,084
  Interest (income)                                (   11,503)  (    2,875)
  Interest expense                                    161,416       14,222

     Total Operating Expenses                       2,963,992    2,018,659

               See accompanying accounting policies
                and notes to financial statements.

                  CYBERTEL COMMUNICATIONS CORP.
         STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
          For the Years Ended December 31, 1999 and 1998

                                      Stock
                   Common Stock     Subscrip. Paid in  Retained
                  Shares     $        Rec.    Capital  Deficit         Totals
Balances,
December 31, 1997 1,716,050   $1,716 $(25,000) $304,686  $(274,515) $  6,887
Shares issued for
  purchase of
  Telenomics:       600,000      600           (206,143)            (205,543)
  Like Dat Music:   100,000      100             19,361               19,461

Stock issued
- for cash          393,750      394            376,606              377,000
- less:
  subscriptions
  receivable                          (88,500)                       (88,500)
- for services      696,859      697          1,393,021            1,393,718
- less costs of
  fundraising
  - in cash paid                                (30,000)             (30,000)
  - in stock issued                            (417,500)            (417,500)

Net income (loss)
- Cybertel                                             (1,164,640)(1,164,640)
- Telenomics                                              128,819    128,819
- Like Dat Music                                         (180,970)  (180,970)

Balances,
December 31, 1998
  (as restated)   3,506,659    3,507 (113,500)1,440,031(1,491,306) ( 161,269)

Stock issued
- for cash          654,550      654          1,160,646            1,161,300
- less:
  subscriptions
  receivable                           (6,000)                        (6,000)
- for services      229,100      229          1,145,271            1,145,500
- for debt
    interest        125,000      125            116,870              116,995
- less costs of
    fundraising
  - in stock
    issued                                      (97,000)             (97,000)

Net (loss)
- Cybertel                                              (2,237,854)(2,237,854)
- Telenomics                                              (121,682)  (121,682)
- Like Dat Music                                           109,271    109,271

Balances,
December 31, 1999 4,515,309   $4,515$(119,500)$3,765,818 $(3,741,571)$(90,738)

               See accompanying accounting policies
                and notes to financial statements.

                  CYBERTEL COMMUNICATIONS CORP.
              STATEMENTS OF CONSOLIDATED CASH FLOWS
          For the Years Ended December 31, 1999 and 1998
                                                                 (restated)
                                                       1999         1998
CASH FLOWS USED BY OPERATING ACTIVITIES
  Net income (loss)                                $(2,250,265)$(1,216,792)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation                                        59,855      50,084
    Stock issued for services & interest             1,165,495     992,218
    Changes in:
      Accounts receivable                               64,041      18,907
     Other current assets                           (   25,000)        800
     Accounts payable                                  128,655      11,255
     Amounts payable to shareholders                (   12,100)   ( 17,169)
     Accrued expenses                                   29,303    (  1,334)
     Deferred revenue                               (  144,500)    144,500

     NET CASH USED BY OPERATING ACTIVITIES          (  984,516)   ( 17,531)

CASH FLOWS USED BY INVESTING ACTIVITIES
  Purchase of equipment                             (   89,776)   (  3,073)
  Deposit refund                                                       655


     NET CASH USED BY INVESTING ACTIVITIES          (   89,121)   (  3,073)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from short-term private debt placement      390,238
  Repurchase of stock                                             ( 35,000)
  Payments on installment debt                      (   27,043)   ( 29,146)

  Net change in credit lines                            22,285
  Sales of common stock, net of
    costs of fundraising                             1,185,900     224,000

NET CASH FLOWS FROM FINANCING ACTIVITIES             1,571,381     159,854

     NET INCREASE IN CASH                              497,743     139,250

CASH BALANCES
     - Beginning of period                             146,209       6,959

     - End of period                               $   643,952   $ 146,209

SUPPLEMENTAL DISCLOSURES
  Interest paid                                    $    16,591   $  13,460
  Income taxes paid                                          0           0

               See accompanying accounting policies
                and notes to financial statements.

NOTE 1 - ACCOUNTING POLICIES

Nature of Business. Cybertel Communications Corp. ("Company") was incorporated in Nevada in June, 1996. The Company sells telecommunications services to commercial customers and began operations in 1997. In early 2000, the Company ceased buying long-distance capacity from large carriers, and signed contracts with MCI-Worldcom, Bell Atlantic, and Level (3) Communications, LLC to install and support leased switches, to carry long-distance traffic. In December 1999, the Company acquired Telenomics, Inc. ("Telenomics") and Like Dat Music, Inc. ("LDM") by exchanging stock in transactions recorded using the pooling-of-interests method of accounting (see
Note 2).

Telenomics sells Hewlett-Packard HP3000 minicomputers and develops and markets telephone productivity management and accounting software, principally using the Oracle and Informix databases running on the HP3000.

LDM is a full-service digital music producer and licensing agent for post-scoring, lyrics and sound design. LDM sells to ad agencies, networks, and multi-media companies.

1999 and 1998 financial statements are prepared on a consolidated basis, and have been restated to show the acquisitions of Telenomics and LDM as if they occurred on January 1, 1998, with consolidated operations since that date.

Estimates and assumptions. Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses at the balance sheet date and for the period then ended. Actual results could differ from these estimates.

Revenue recognition occurred when products or services are delivered. The Company earns a fractional portion of long-distance charges as a referral fee. Beginning May 1999, the Company began purchasing time from carriers and reselling it to its customers.

Equipment is computer-related and is stated at cost. Depreciation is computed by the straight-line method using rates based on estimated 3- to 5-year lives of the related assets.

Income taxes are computed using the tax liability method of accounting, whereby deferred income taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences reverse.

Loss per share is reported under Statement No. 128 of the Financial Accounting Standards Board ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the FAS 128 requirement. For 1998, warrants outstanding are not included in the earnings calculation because their effect in a loss year would be antidilutive.

NOTE 2 - ACQUISITIONS OF TELENOMICS AND LDM

Telenomics was formed in 1982 and was acquired by the Company on December 23, 1999, by exchanging 600,000 shares of Company stock for 100% of the outstanding shares of Telenomics. LDM was formed in 1995 and was acquired by the Company on December 28, 1999, by exchanging 100,000 shares of Company stock for 100% of the outstanding shares of LDM. These two acquisitions were accounted for as poolings of interests and accordingly prior period financial statements have been restated to include the combined results of operations, financial position and cash flows of Telenomics and LDM.

There were no material transactions between the Company, Telenomics and LDM prior to the acquisitions. All accounting policies used are consistent.

SFAS No. 131, "Disclosures about Segments of an Enterprise" require disclosures of information about operating segments in annual financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. Here, both Telenomics and LDM were closely held prior to their acquisition by the Company. The owners of both continue to manage each business, and each is a distinctly different business. Telenomics and LDM will continue to be managed as separate business segments.

There are no foreign sales of any entity.

The following information presents certain balance sheet and income statement data as required by both SFAS No. 131 and APB Opinion No. 16:

                            Cybertel  Telenomics     LDM         Totals
As of December 31, 1999:
  Current assets          $  411,940  $  297,542  $    1,013     $  710,495
  Fixed assets
    Balances, 12-31-97        11,912     114,921      33,449        160,282
    Additions, 1998            3,073                                  3,073
    Additions, 1999           89,776                                 89,776
    Depreciation, '98 & '99  (28,029)    (54,116)    (28,449)      (110,594)
     Total fixed assets       76,732      60,805       5,000        142,537

  Total assets              $488,671    $358,347     $ 6,013     $  853,032

As of December 31, 1998:
  Total assets              $ 98,706    $259,505     $41,352     $  399,563

Year Ended December 31, 1999:
  Revenues                $1,601,689  $1,084,916    $418,965     $3,105,570
  Cost of sales            1,612,855     705,667      73,321      2,391,843

 Selling, general and
    administrative         2,059,695     324,110     224,571      2,608,376
  Research and development               145,848                    145,848
  Depreciation                25,629      23,121      11,105         59,855
  Interest (income)          (11,503)                               (11,503)
  Interest expense           152,866       7,853         697        161,416

     Net income (loss)   $(2,237,853)  $(121,683)   $109,271    $(2,250,265)

Year Ended December 31, 1998:
  Revenues               $    16,004  $2,302,209    $254,518    $ 2,572,731
  Cost of sales                        1,579,313     191,551      1,770,864
  Selling, general and
    administrative         1,177,909     409,135     226,184      1,813,228
  Research and development               144,000                    144,000
  Depreciation                 2,400      30,995      16,689         50,084
  Interest (income)           (1,926)       (949)                    (2,875)
  Interest expense             2,262      10,896       1,064         14,222

     Net income (loss)   $(1,164,641)  $ 128,819   $(180,970)   $(1,216,792)

Major customers (> 10% of individual segment sales revenues) include Telenomics (Clark County, Washington, 36% in 1999; Gregg Appliances, Inc., 15% in 1998), and LDM (Prolong Super Lubricants, Inc., 69% in 1999). Telenomics buys substantially all of its Hewlett-Packard computer equipment from a single distributor, but has the right to buy from other authorized distributors. No other single customers nor any vendors comprise more than 10% of any single segment's total revenues or costs.

NOTE 3 - NOTES PAYABLE

In November and December 1999, the Company obtained net proceeds of $390,238 in loans with a face value of $500,000, due 6 months from origination. Total interest costs include the $109,762 discount, face interest at 14% and the value of 125,000 shares issued in connection with this transaction. The interest is accrued along the 6-month life of the loans. As of December 31, 1999, total interest charges of $769,762 is allocated $144,093 to 1999 and $625,669 to 2000. The carrying amount of $417,336 includes the $390,238 principal plus $27,098 in accrued interest.

Telenomics has a $50,000 line of credit with Bank of America, N.A. This account allows for the extension of credit on demand, and is not collateralized. The credit line accrues interest at Bank's prime rate plus 4.525%. The balance as of December 31, 1999, is $47,388.

Other notes payable total $21,030 to various banks and credit cards, is unsecured, and bears interest at 12% - 18%.

NOTE 3 - INSTALLMENT DEBT

The Company capitalized three equipment leases payable in 16 to 26 equal remaining monthly installments totaling $370, using a 10% discount factor.

The debt is secured by the equipment, with a net book value as of December 31, 1999, of $6,069. The total remaining principal portion of $6,106 is due $3,774 in 2000, $2,044 in 2001, and $288 in 2002.

NOTE 3 - ACCOUNTS PAYABLE TO SHAREHOLDERS

In 1997, a Company founding shareholder loaned $12,700 to the Company. This loan was repaid in 1999. The founding shareholder of Telenomics was owed accrued salary of $145,746 as of December 31, 1997. Portions were paid in 1998 and 1999, with the balance remaining at $130,946 as of December 31, 1999.

NOTE 4 - INCOME TAXES

As of December 31, 1999, the Company has approximately $3,600,000 in unused unconsolidated net operating loss carryforwards which expire $250,000 in 2014, 1,150,000 in 2018 and $2,200,000 in 2019. Internal Revenue Code Section 382 restricts the ability to use these carryforwards whenever an ownership change as defined occurs. The Company incurred such an ownership change on September 28, 1998, when the total of cash sales to the public and stock issued for services exceeded this 50% level. As a result of this ownership change, $800,000 of the Company's net operating loss available to offset future profits is restricted to $140,000 per year.

Net prior operating losses of Telenomics are not available to offset future income as the ownership of the Company changed 100% when it was acquired by the Company. LDM was an S Corporation, with all income and losses passing through to its shareholders until its acquisition by the Company.

NOTE 5 - COMMON STOCK

During 1999 and 1998, the Company sold 651,550 and 393,750 shares of stock for net proceeds of $1,155,300 and $377,000, respectively, pursuant to two placement offerings exempt from registration under Rule 504 of the Securities and Exchange Commission. "Subscriptions receivable" represents shares issued for cash in 1998 and collected in early 1999. The $88,500 balance is shown as a reduction in Stockholders' Equity.

General and administrative expenses paid in stock were $1,045,500 and $976,218 in 1999 and 1998, respectively.

NOTE 6 - PRIOR STOCK REPURCHASE BY SUBSIDIARY

At formation in 1995, LDM had a 90% majority shareholder and a California couple as 10% minority shareholders. The 10% minority shareholders loaned the Company $240,000 in 1995 and 1996. As partial consideration for the loan, an additional 10% of LDM was transferred by the majority to the minority shareholders. One of the minority shareholders died in early 1998. LDM negotiated a settlement with the surviving spouse whereby the $240,000 loan and accrued interest was contributed to capital and the stock was repurchased by LDM for $35,000, which was paid March 27, 1998.

NOTE 7 - OPERATING LEASES

The Company maintains office space in La Jolla and Temecula, California. Total rent obligations are $10,536 per month for up to 36 months. Minimum lease payments due are $107,896 in 2000, $126,432 in 2001, $30,432 in 2002,
and $2,536 in 2003.

NOTE 8 - SUBSEQUENT EVENTS

In January 2000, the Company issued 1,000,000 stock options to its president, Richard Mangiarelli, pursuant to the discretion of its Board of Directors. These options have a $5 exercise price, a 5-year life, and vest immediately.

The Company received net proceeds of $2,830,125 in February 2000 in connection with a private placement of $3 million in 6% Convertible Preferred Stock.
This preferred stock is convertible to Company common stock at any time at a formula approximating market value. 225,000 warrants were issued to investors in connection with this funding, and these have an exercise price of $17.40 per share.

On February 14, 2000, the Company began another private placement to sell up to 1 million common shares at $8 per share. As of February 25, 2000, 15,000 shares have been sold in this offering for $120,000 gross proceeds.

                  CYBERTEL COMMUNICATIONS CORP.
                    CONSOLIDATED BALANCE SHEET
                          March 31, 2000


                                              2000
          ASSETS
Current Assets
  Cash                                 $ 2,311,787
  Accounts receivable                       31,729
  Other current assets                     151,875

     Total Current Assets                2,495,391

Equipment, net of $225,633 and $170,070
  accumulated depreciation                 144,348
Construction in progress                   303,108
Deposits                                     4,500

TOTAL ASSETS                           $ 2,947,347


     LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
  Current portion of long-term debt    $     3,509
  Notes payable                             46,971
  Accounts payable                         109,307
  Accrued expenses                         212,656
     Total Current Liabilities             372,443

Long-term Debt                               1,631

Total Liabilities                          374,074


STOCKHOLDERS' EQUITY
  Preferred stock, no par value,
    5,000,000 shares
    authorized, 3,000,000 shares
    issued and outstanding               2,830,125
  Common stock, $.001 par value,
    20,000,000 shares authorized,
    4,624,309 shares issued and
    outstanding                              4,624
  Paid in capital                        4,952,908
  Stock subscription receivable         (  119,500)
  Retained (deficit)                    (5,094,884)
     TOTAL STOCKHOLDERS' EQUITY          2,573,273

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                 $ 2,947,347

                   CYBERTEL COMMUNICATIONS CORP.
                  CONSOLIDATED INCOME STATEMENTS
        For the Three Months Ended March 31, 2000 and 1999



                        2000          1999

Revenues            $    86,604    $ 551,949

Cost of sales            22,909      277,003

                         63,695      274,946

Operating Expenses
  Selling                49,895       30,336
  General and
  administrative        757,681      345,927
  Depreciation           17,901
  Interest (income)    ( 13,571)    (    203)
  Interest expense      605,102

     Total Operating
     Expenses         1,417,008      376,060

     NET INCOME
     (LOSS)         $(1,353,313)   $(101,114)



Net (loss) per
common share             $(0.30)   $(   0.03)

Weighted average
common shares
outstanding           4,518,309    3,631,000

                  CYBERTEL COMMUNICATIONS CORP.
              STATEMENTS OF CONSOLIDATED CASH FLOWS
        For the Three Months Ended March 31, 2000 and 1999


                                                2000          1999
CASH FLOWS USED BY OPERATING ACTIVITIES
  Net income (loss)                      $(1,353,313)   $( 101,114)
  Adjustments to reconcile net loss
    to net cash provided by operating
    activities:
    Depreciation                              17,901
    Changes in:
      Accounts receivable                      9,813        67,121
     Other current assets                     25,000
     Accounts payable                     (  102,550)      106,932
     Accrued expenses                     (   56,066)
     Deferred revenue                                     (144,500)

     NET CASH USED BY OPERATING ACTIVITIES(1,459,215)     ( 71,561)

CASH FLOWS USED BY INVESTING ACTIVITIES
  Purchase of equipment                   (   24,212)     ( 32,045)
  Note receivable                         (  150,000)
  Construction in progress                (  303,108)

     NET CASH USED BY INVESTING ACTIVITIES(  477,320)     ( 32,045)

CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of short-term private debt
  placement                               (  390,238)
  Repurchase of stock
  Payments on installment debt            (   21,299)
  Net change in credit lines              (      417)
  Net change in accrued officer salary    (    1,000)
  Sales of preferred stock, net of
    costs of fundraising                   2,830,125
  Sales of common stock, net of
    costs of fundraising                   1,187,199       248,000

NET CASH FLOWS FROM FINANCING ACTIVITIES   3,604,370       248,000

     NET INCREASE IN CASH                  1,667,835       144,394

CASH BALANCES
     - Beginning of period                   643,952       146,210

     - End of period                     $ 2,311,787     $ 290,604

SUPPLEMENTAL DISCLOSURES
  Interest paid                          $   604,091     $       0
  Income taxes paid                                0             0

NOTE 1   BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Cybertel Communications Corporation have been prepared in accordance with generally accepted accounting principles and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's latest Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year, 1999, as reported in the 10-KSB, have been omitted.

NOTE 2 - STOCK ISSUANCES

In February 2000, the Company received net proceeds of $2,830,125, in connection with a private placement in 6% Convertible Preferred Stock. This preferred stock is convertible to Company common stock at any time at a formula approximating market value. 225,000 warrants were issued to investors in connection with this funding, and these have an exercise price of $17.40 per share.

On February 14, 2000, the Company began another private placement to sell up to 1 million common shares at $8 per share. As of March 31, 2000, 100,000 shares had been sold in this offering for $800,000 gross proceeds. As of May 11, 2000, an additional 172,225 shares have been sold for $1,377,800.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE
                                  ----------

          Cybertel has not dismissed any principal independent accountant, and no such accountant has resigned or declined to stand for re-election, since Cybertel's inception in June, 1996.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors And Officers
         -----------------------------------------

          Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

          Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

          To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

          Unless ordered by a court or advanced pursuant to Section 78.751(2),
Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

          Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

          Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

          Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

          Article IX of our Articles of Incorporation limits the personal liability of a director or executive officer for damages for breach of fiduciary duty to acts or omissions involving intentional misconduct, fraud or a knowing violation of law. In addition, Article X provides for indemnification of the Company's directors and executive officers to substantially the same extent as the NRS.

          The foregoing is only a summary of the indemnification provisions of our Articles of Incorporation. See the Exhibit Index.

Item 25.  Other Expenses of Issuance And Distribution
          -------------------------------------------

          The following table sets forth the expenses which we expect to incur in connection with the registration of the shares of common stock being registered hereby. All of these expenses, except for the Commission registration fee, are estimated:

     Securities and Exchange Commission registration fee........$ 5,311.73
     Legal fees and expenses....................................$60,000
     Accounting fees............................................$ 1,500
     Printing and engraving expenses............................$   500
     Transfer agent fees........................................$ 1,500
     Miscellaneous..............................................$ 2,500
                                                               --------
          Total................................................ $71,311.73


     Item 26.  Recent Sales of Unregistered Securities
                ---------------------------------------

         The following table reflects the sales of our unregistered securities from inception through May 12, 2000, and the securities issuances that are to take place under the Agreement and Plan of Reorganization with LDVL:


     Common Stock
     ------------
                       Date              Number of           Aggregate
     Name            Acquired             Shares           Consideration
     ----            --------            ---------         -------------

Founders              8/1/96              2,000,000         (1)

Subscribers of
offering under
Rule 504             (2)                    125,000 (3)     $  250,000

                                      64



Subscribers under    (4)                    350,000         $   45,500
second Rule 504
offering

Paul Mills            6/1/97                 90,000         $  180,000

Kaplan Trust          6/1/97                 50,000         $   10,000

Paul Ferandell        6/1/97                 50,000         $   25,000

Tony Cesare           6/1/97                 10,000         $    2,500

Equity Advisors
International        6/12/98                187,500         Services
                                                            valued at
                                                            $375,000

Four consultants     8/17/98                133,000         Services
                                                            valued at
                                                            $266,000

Jimmy Villalobos     8/17/98                  3,000         $      750

Daniel J. Sevier     8/17/98                  4,000         $    1,000

Five consultants     8/21/98                 36,800         Services
                                                            valued at
                                                            $73,600

Southwest Products  12/23/98                 25,000         $   50,000

Southwest Products   1/21/99                 10,000         $   20,000

Three consultants     2/2/99                 12,000         Services
                                                            valued at
                                                            $24,000
National Capital
Merc.                2/19/99                 16,000         $   40,800

National Capital
Merc.                3/25/99                 20,000         $  110,000

Rufus Young, Jr.     3/26/99                  3,300         Services
                                                            valued at
                                                            $16,500

Jeffery Rush         4/20/99                 10,000         Services
                                                            valued at
                                                            $20,000

Telebil              4/20/99                100,000         Services
                                                            valued at
                                                            $200,000

                                     65


26 consultants       5/27/99                 97,400         Services
                                                            valued at
                                                            $194,800

Holders of warrants
issued under Rule
504 offering           (5)                  375,000         $  737,100

Eight consultants      (6)                  Warrants to     Services
                                            purchase        valued at
                                            195,077         $390,154
                                            shares

Five consultants       7/27/99              46,100          Services
                                                            valued at
                                                            $230,500

Two consultants        8/12/99              58,000          Services
                                                            valued at
                                                            $290,000

Note holders          11/19/99              75,000          (7)

Capital Growth        11/19/99              50,000          (8)
Resources

Merger Communications 12/15/99              77,000          Services
                                                            valued at
                                                            $385,000 (9)

Atlas Securities      12/22/99             100,000          $  250,000

T.J. Knowles          12/27/99             100,000          Like Dat Music
                                                            acquisition

Telenomics            12/28/99             600,000          Telenomics
stockholders                                                acquisition

James Boston           2/14/00               7,500          $   15,000

George Boston          2/14/00               1,500          $    3,000

Private placement      3/31/00             100,000          $  800,000
investors

Private placement      5/11/00             272,225          $2,177,800
investors

LDVL stockolders       6/13/00             700,000          LDVL
                                                            acquisition (10)

Five LDVL              6/13/00             Warrants to      LDVL
stockholders                               purchase         acquisition (10)
                                           51,783 shares

          (1) Of this amount, we authorized a total of 1,783,000 for issuance on August 1,1996. These shares were issued on April
              16, 1998, for a combination of cash and services.

          (2) The purchasers under this offering made their subscriptions at various times from January, 1998 through July, 1998.

          (3) We offered 125,000 units, at a price of $2.00 per unit. Each unit consisted of one share of our common stock and warrants to purchase up to three additional shares at a price of $2.00 per share. As of the date of this Registration Statement, the warrant holders have exercised all or substantially all of these warrants.

          (4) Various persons subscribed to this offering in March, 1998.

          (5) The warrant holders exercised these warrants over a period of time ranging from approximately February 19, 1999, to February
              28, 1999.

                                        66


          (6) We issued these warrants from June, 1997 to February, 1998.
              They expired on or about March 10, 1999.

          (7) We issued these shares to the holders of the notes on our $500,000 bridge loan as partial consideration for such loan.

          (8) We issued these shares as a placement fee in connection with our $500,000 bridge loan.

          (9) We have not yet formally issued these shares, but Merger
Communications has earned them. All calculations herein take into account the issuance of these shares.

         (10) We executed an Agreement and Plan of Reorganization with LDVL on June 13, 2000. As of June 20, 2000, we had not yet issued these shares and warrants.


         Management believes each of the foregoing persons or entities was either an "accredited investor," or "sophisticated investor" as defined in Rule 506 of Regulation D of the Securities and Exchange Commission. Each had access to all material information about Cybertel prior to the offer, sale or issuance of these "restricted securities." We believe these shares were exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), pursuant to Section 4(2) (with respect to all issuances other than issuances as part our offerings under Rule 504) or 3(b) thereof (with respect to the issuances under the Rule 504 offerings).

          We have taken the following factors into account in determining the valuations of these shares: (i) the fact that the shares are "restricted" (with the exception of the shares issued under Rule 504 of the Securities and Exchange Commission); (ii) the limited market for our common stock on the OTC Bulletin Board of the NASD; (iii) the low book value per share ($0.038 at December 31, 1998); and (iv) our history of limited revenues ($25,962 and $16,004 in 1997 and 1998, respectively).

Item 27.  Exhibits
          --------

          The following exhibits are filed as a part of this Registration
Statement:


Exhibit
Number      Description (1)
------      ------------

 3.1         Articles of Incorporation dated June 13, 1996 (2)

 3.2         Certificate of Correction (2)

 3.3         Bylaws, as amended

 5.1         Opinion of Branden T. Burningham, Esq. regarding legality (2)

                                     67


10.1         Agreement and Plan of Reorganization (2)
                             Exhibit A-Stockholders of Like Dat Music.
                             Exhibit B-Cybertel Financial Statements. (3)
                             Exhibit C-Exceptions.
                             Exhibit D-Like Dat Music Financial Statements.
                             Exhibit E-Exceptions.
                             Exhibit F-Investment Letter.
                             Exhibit G-Cybertel Compliance Certificate.
                             Exhibit H-Like Dat Music Compliance
                                       Certificate.

10.2         Reorganization Agreement (2)
                             Schedule A-Telenomics Stockholder.
                             Schedule of Debt and Equity Holders.
                             Schedule B-Conflicts or Contract Defaults.
                             Schedule C-Subsidiaries and Prior Dealings.
                             Schedule D-List of Assets.
                             Schedule E-Exceptions to Titles.
                             Schedule F-Material Change to Financials.
                             Schedule G-Permits, Franchises and Licenses.
                             Schedule H-Contracts Affecting Assets.
                             Schedule I-Contracts Requiring Future
                                        Performance.
                             Schedule J-Disposition of Assets.
                             Schedule K-Insurance.
                             Schedule l-Employee Pensions and Sick Leave
                                        Policies.
                             Schedule M-Litigation.
                             Schedule N-Cybertel Subsidiaries.
                             Schedule O-Cybertel Securities and Exchange
                                        Commission Filings.
                             Schedule P-Cybertel Disclosure Documents.
                             Exhibit 1-Telenomics Financial Statements.
                             Exhibit 2-Investment Letter.
                             Exhibit 3-Cybertel Financial Statements. (3)
                             Exhibit 4-Shareholders Agreement.
                             Exhibit 5-Finders.
                             Exhibit 6-Telenomics Promissory Note

10.3         Securities Purchase Agreement, with exhibits thereto (2)

10.4         Employment Agreement with Richard Mangiarelli (2)

10.5         Employment Agreement with James Boring (2)

10.6         Employment Agreement with Richard Schmidt (2)

10.7         Telecommunications Services Agreement with Worldcom
             Network Services, Inc., with Amendment No. 1 thereto (2)

10.8         Carrier Service Agreement with Flat Rate Communications, Inc. (2)

10.9         Carrier Service Agreement with LD Exchange.com, Inc. (2)

10.10        Agreement and Plan of Reorganization
                             Exhibit A-LDVL stockholders
                             Exhibit B-Warrant recipients
                             Exhibit C-Cybertel financial statements (4)
                             Exhibit D-Litigation
                             Exhibit E-LDVL financial statements
                             Exhibit F-Material changes
                             Exhibit G-Investment Letter
                             Exhibit H-Certificate of Officer

21.1         List of Subsidiaries (2)

23.1         Consent of Malone & Bailey, PLLC

23.2         Consent of Branden T. Burningham, Esq.

27           Financial Data Schedule

                                       68


         (1) Summaries of all exhibits contained within this Registration Statement are modified in their entirety by reference to these Exhibits.

         (2) Each of these documents was filed with Cybertel's original Registration Statement on Form SB-2, filed
              May 5, 2000.

         (3)  Incorporated by reference from our Registration
              Statement on Form 10-SB, as amended, and our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1999.

         (4) Incorporated by reference from our Annual Report on Form 10-KSB for the calendar year ended
              December 31, 1999.

Item 28.  Undertakings
          ------------

          Cybertel hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii) include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, executive officers and controlling persons the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                69


                            SIGNATURES
                            ----------

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of La Jolla, State of California, on June 20, 2000.

                                   CYBERTEL COMMUNICATIONS CORP.


                                   By /s/ Richard D. Mangiarelli
                                     ---------------------------------
                                     Richard D. Mangiarelli, CEO,
                                     President and Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates stated.

                                      /s/ Richard D. Mangiarelli
                                     ---------------------------------
                                     Richard D. Mangiarelli, CEO,
                                     President and Director


                                      /s/ Paul J. Mills
                                     ----------------------------------
                                     Paul J. Mills, Secretary and
                                     Director


                                      /s/ John E. Jordan
                                     ----------------------------------
                                     John E. Jordan, Director

                                     70


Date Filed: June 22, 2000                 SEC File No. 333-36376


                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            EXHIBITS

                                TO

                 FORM SB-2 REGISTRATION STATEMENT

                 UNDER THE SECURITIES ACT OF 1933

                  CYBERTEL COMMUNICATIONS CORP.

